As filed with the Securities and Exchange Commission on October 16, 2006

Registration Number 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOOTIE BEER CORPORATION
(Name of Small Business Issuer in its Charter)

Florida	2082	65-0327060
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

201 W. Canton Ave., Suite C
Winter Park, FL 32789
(407) 622-5999
(Address and telephone number of principal executive offices)

Tania Torruella
Chief Executive Officer
201 W. Canton Ave., Suite C
Winter Park, FL 32789
(407) 622-5999
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐_______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	2,500,000	$0.10	$250,000	$26.75
Common Stock, par value $0.001(2)	49,166,666	$0.10	$4,916,666	$526.08
Total	51,666,666		$5,166,666	$552.83

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of October 9, 2006 was $0.10 per share.

(2) Represents shares issuable upon conversion of secured convertible notes. In accordance with the terms of the callable secured convertible note, the number of shares included herein was determined assuming: (i) conversion of the entire $2,000,000 principal amount under the callable secured convertible note plus accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, and (ii) a conversion price of $0.048, representing 60% of the average of the lowest three trading prices for the common stock during the twenty trading day period ending one trading day prior to the closing date of the sale of the callable secured convertible notes.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated October 16, 2006

BOOTIE BEER CORPORATION

51,666,666 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 51,666,666 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith by the selling stockholders includes up to 49,166,666 shares issuable upon conversion of convertible notes. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "BTIB.OB."

On October 11, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.09 per share.

Investing in these securities involves significant risks.

See "Risk Factors" beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 2006

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Bootie Beer Corporation is referred to throughout this prospectus as "Bootie Beer," "we" or "us."

General

Bootie Beer Corporation (the "Company") is engaged in the business of brewing, marketing, and selling malt beverage products to a national network of independent beer wholesalers.

For the fiscal years ended December 31, 2005 and 2004, we had net losses of $7,817,825 and $1,960,350, respectively. At June 30, 2006, we had an accumulated deficit of $16,456,473 and we incurred a net loss of $3,717,573 for the six-month period then ended. Since we have suffered recurring losses from operations, our auditors in their report on our financials for the fiscal year ended December 31, 2005, have expressed substantial doubt about our ability to continue as a going concern.

Recent Financing

On September 19, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $2,000,000 in secured convertible notes (the "Notes") and seven-year warrants (the "Warrants") to purchase 20,000,000 shares of our common stock at $0.20 per share. We received the first installment of $700,000 and issued warrants to purchase an aggregate of 700,000 shares of our common stock on September 19, 2006. Additional funds in the amount of $600,000 will be advanced upon filing of the registration statement of which this prospectus forms a part. The balance of $700,000 will be advanced upon effectiveness of the registration statement. We will issue warrants to purchase an aggregate of 14,000,000 shares of our common stock as part of the second and third third installments. The Notes bear interest at 6%, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at the lower of

•	$0.082; or
•
50% of the average of the three lowest intraday trading prices for our common stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date; provided that percentage will be increased to (i) 55% in the event that the registration statement (discussed below) is filed on or before the 30th day after the closing date and (ii) 60% in the event that the registration statement (as defined in the Registration Rights Agreement) becomes effective on or before the 105th day after the closing date.

We have the right to prepay the Notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. If the Registration Statement is not declared effective within 105 days from the date of closing, we are required to pay to the Purchasers liquidated damages in Common Stock or cash, at the election of the Company, in an amount equal to two percent of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

The number of shares included in the registration statement was based on a stock price of $0.048, representing 60% of the average of the lowest three trading prices for the common stock during the twenty trading day period ending on September 18, 2006, which was the day preceding the closing date of the financing transaction. If, as a result of the declining price of our common stock, we will be required to register additional shares, we will do so in a separate registration statement.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. In addition, the Warrants are subject to standard anti-dilution provisions.
The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Our principal executive office is located at 201 W. Canton Avenue, Suite C, Winter Park, FL 32789. Our telephone number at that location is (407) 622-5999.

This Offering

Shares offered by Selling Stockholders	Up to 51,666,666 shares, including 49,166,666 shares issuable upon the conversion of secured convertible notes

Common Stock to be outstanding after the offering	119,973,321

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

OTC Bulletin Board Trading Symbol	BTIB.OB

Based on the current issued and outstanding number of shares of 70,806,655 as of October 9, 2006, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 43% of the total issued and outstanding shares of common stock.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.

During the fiscal years ended December 31, 2005 and 2004 we incurred net losses of approximately $7,817,825 and $ 1,960,350, respectively. At June 30, 2006 we had an accumulated deficit of approximately $16,456,473 and we incurred a net loss of approximately $3,717,573 for the six-month period then ended. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a going concern opinion which may make it more difficult for us to raise capital.

Our auditors have included a going concern opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

If we are unable to obtain additional funding, we may have to reduce our business operations.

Although we have entered into securities purchase agreements providing for a $2 million financing of which, to date, we have received $700,000, we will likely be required to raise additional financing. Upon filing and effectiveness of the registration statement of which this prospectus forms a part, we expect to receive another $1,300,000 in debt financing. We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that we will require approximately $15,000,000 million to satisfy our operations and capital requirements for the next 12 months which would include the acquisition of one or more breweries. Therefore, it is likely that we will be required to seek additional financing. We will also require additional financing to expand into other markets and further develop our products and services. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We are Subject to Existing and Potential Additional Regulation and Taxation, which Can Impose Burdens on Its Operations and Narrow the Markets for Its Products.

The manufacture and sale of alcoholic beverages is a business that is highly regulated and taxed at the federal, state and local levels. Our operations may be subject to more restrictive regulations and increased taxation by federal, state and local governmental agencies than are those of non-alcohol related businesses. For instance, brewery and wholesale operations require various federal, state and local licenses, permits and approvals. In addition, some states prohibit wholesalers and retailers from holding an interest in any supplier such as the Company. Violation of such regulations can result in the loss or revocation of existing licenses by the wholesaler, retailer and/or the supplier. The loss or revocation of any existing licenses, permits or approvals, failure to obtain any additional or new licenses, permits or approvals or the failure to obtain approval for the transfer of any existing permits or licenses, including any transfers required in connection with the recapitalization, could have a material adverse effect on our ability to conduct our business. Because of the many and various state and federal licensing and permitting requirements, there is a risk that one or more regulatory authorities could determine that we not complied with applicable licensing or permitting regulations or does not maintain the approvals necessary for it to conduct business within their jurisdictions. This regulatory action could have a material adverse effect upon us or our operating results.

Under a federal regulation that became effective on January 3, 2006, a reformulation of most flavored malt beverage products was required so that a greater proportion of the final alcohol content is a product of brewing. This new regulation may affect our products potentially in a number of ways: revenue, cost of goods, taste profile, consumer acceptance, future growth and profit potential, among others. It is too early to predict these effects. Should the regulation have a negative effect on the sales of our products, it may have a material adverse effect on our business, financial position, results of operations and cash flows. Further regulations at federal or state level could be forthcoming that would have a material adverse affect on our ability to produce product acceptable to our customers at current economics, and would therefore significantly affect our results.

In addition, if federal or state excise taxes are increased, we may have to raise prices to maintain present profit margins. We do not believe that a price increase due to increased taxes will reduce unit sales, but the actual effect will depend on the amount of any increase, general economic conditions and other factors. Higher taxes may reduce overall demand for beer, thus negatively impacting sales of our products.

Further federal or state regulation may be forthcoming that could limit distribution and sales of alcohol products. Such regulation might reduce our ability to sell our products at retail and at wholesaler and could severely impact our business

Changes in Public Attitudes and Consumer Tastes Could Harm the Company’s Business.

The alcoholic beverage industry has become the subject of considerable societal and political attention in recent years due to increasing public concern over alcohol-related social problems including drunk driving, underage drinking and health consequences from the misuse of alcohol, including alcoholism. As an outgrowth of these concerns, the possibility exists that advertising by beer producers could be restricted, that additional cautionary labeling or packaging requirements might be imposed, that further restrictions on the sale of alcohol be imposed, or that there may be renewed efforts to impose increased excise or other taxes on beer sold in the United States. Almost the entire domestic beer industry has experienced a slight decline in shipments over the last ten years. We believe that this slower growth is due to both declining alcohol consumption per person in the population and increased competition from wine and spirits companies. If beer consumption in general were to come into disfavor among domestic consumers, or if the domestic beer industry were subjected to significant additional governmental regulations, our business could be materially adversely affected.

An Increase in Energy Costs Could Harmour Business.

In the last two years, we have experienced significant increases in energy costs, and energy costs could continue to rise, which would result in higher transportation, freight and other operating costs. Our future operating expenses and margins will be dependent on our ability to manage the impact of cost increases. If energy costs continue to increase, there is no guarantee that they may be passed along to consumers through increased prices.

Our Operations are Subject to Certain Operating Hazards.

Our operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. While we have never experienced a contamination problem in its products, the occurrence of such a problem could result in a costly product recall and serious damage to our reputation for product quality, as well as claims for product liability.

Litigation directed at the alcohol beverage industry may adversely affect our sales volumes and our business.

Many brewers and distilled spirits manufacturers have been sued in several courts regarding advertising practices and underage consumption. The suits allege that each defendant intentionally marketed its products to "children and other underage consumers." In essence, each suit seeks, on behalf of an undefined class of parents and guardians, an injunction and unspecified money damages. We will vigorously defend these lawsuits and it is not possible at this time to estimate the possible loss or range of loss, if any, in these lawsuits. If we were to be sued and we would lose any such suit, the resulting plaintiff awards could have a significant impact on our result of operations.

We are highly dependent on independent distributors in the United States to sell our products.

We sell all of our products in the United States to distributors for resale to retail outlets. Some of our distributors are at a competitive disadvantage because they are smaller than the largest distributors in their markets. Our distributors also sell products that compete with our products. These distributors may give our competitors' products higher priority, thereby reducing sales of our products. In addition, the regulatory environment of many states makes it very difficult to change distributors. Consequently, if we are not allowed or are unable to replace unproductive or inefficient distributors, our business, financial position, and results of operation may be adversely affected.

Unless and until sales increase, we are not likely to receive favorable terms in either the acquisition of raw materials or the manufacture of our products.

Until we achieve sufficient sales volume across all our product lines, it is unlikely that we will obtain favorable payment terms from our vendors, and it is unlikely that we will be able to use factors for the financing of any receivables or inventory. Accordingly, we will be forced to use our cash resources to finance inventory and we will have to make certain assumptions about the level of inventory, which we must maintain. If we do not correctly maintain inventory levels, we could be faced with either inadequate levels of product for new sales or, alternatively, levels of inventory, which are too large; tying up critical cash and forcing a mark-down of prices for our products.

Loss of Tania Torruella, our Chief Executive Officer, could impair our ability to operate.

If we lose our key employee, Tania Torruella, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified management personnel. We are highly dependent on our management, in particular, Tania Torruella, our Chief Executive Officer, who is critical to the development of our technologies and business. Although we have entered into an employment agreement with Ms. Torruella, the loss of her services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We have key man life insurance in place for her in the amount of $500,000 and we are applying to get up to 4,000,000 in key man life insurance.

We are authorized to issue "blank check" preferred stock which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Bootie Beer and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 200,000,000 shares of common stock, of which as of October 10, 2006, 70,806,655 shares are issued and outstanding. In connection with the financing arrangement that we entered into in September 2006, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 50,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 20,000,000 shares of common stock. Assuming conversion and exercise of these instruments, we will be left with more than 70,000,000 authorized shares that remain unissued. These shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

Risks Relating to Our Current Financing Arrangement:

There are a large number of shares underlying our convertible notes and warrants that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock and cause dilution to our existing stockholders.

As of October 10, 2006, we had 70,806,655 shares of common stock issued and outstanding. In connection with the financing arrangement that we entered into in September 2006, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into approximately 50,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 20,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The variable price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $2,000,000 principal amount in convertible notes, plus accrued interest at 6% per annum over three years, based on market prices assumed to be 25%, 50% and 75% below the closing bid price on September 19, of $0.08:

% BELOW MARKET	PRICE PER SHARE	WITH 50% DISCOUNT	NUMBER OF SHARES	PERCENTAGE*
25%	$0.06	$0.03	78,666,666	52.6%
50%	$0.04	$0.02	118,000,000	62.5%
75%	$0.02	$0.01	236,000,000	76.9%

* Based upon 70,806,655 shares of common stock outstanding as of October 10, 2006. The convertible notes contain provisions that limit the stockownership of the holders of those notes to 4.99%. Nevertheless, the percentages set forth in the table reflect the percentage of shares that may be issued to the holders in the aggregate.

As illustrated, the number of shares of common stock issuable in connection with the conversion of the convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The large number of shares issuable upon conversion of the convertible notes may result in a change of control.

As there is no limit on the number of shares that may be issued under the convertible notes, these issuances may result in the purchasers of the notes controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable under the convertible notes.

The number of shares issuable upon conversion of the convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

The issuance of our stock upon conversion of the convertible notes could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The convertible notes have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the convertible notes will increase, which will materially dilute existing stockholders' equity and voting rights.

If we are required for any reason to repay our outstanding secured convertible notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the secured convertible notes, if required, could result in legal action against us, which could require the sale of substantial assets.

In September 2006, we entered into a Securities Purchase Agreement for the sale of an aggregate of $2,000,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, with 6% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $700,000 secured convertible notes outstanding, the investors are obligated to purchase additional secured convertible notes in the amount of $1,300,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the OTC Bulletin Board under the symbol "BTIB.OB" since November 7, 2005. There is a limited trading market for our common stock. For example, more than half of the trading days during November 2005 saw no trading in our stock at all. During that same period, the largest number of shares traded in one day was 24,500. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

●	technological innovations or new products and services by us or our competitors;

●	additions or departures of key personnel;

●	sales of our common stock

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	loss of any strategic relationship;

●	industry developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Cautionary Statement Regarding Forward-Looking Matters

In addition to the historical information contained herein, this report contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are not based on historical information but relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Certain statements contained in this Form 10-KSB, including, without limitation, statements containing the words "believe", "anticipate, "estimate", "expect", "are of the opinion that" and words of similar import, constitute "forward-looking statements".

You should not place any undue reliance on these forward-looking statements. You should be aware that our actual growth and results could differ materially from those contained in the forward-looking statements due to a number of factors. You should not place undue reliance on these forward-looking statements. We do not intend to update any forward-looking statements as a result of new information, future events or developments, except as required by law.

Overview

We are engaged in the business of brewing, marketing, and selling malt beverage products to a national network of independent beer wholesalers. Effective July 27, 2005, we acquired all issued and outstanding shares of common stock of Bootie Beer Company in consideration for the issuance of 49,753,480 shares of common stock to the shareholders of Bootie Beer Company. The acquisition was accounted for using the purchase method. Accordingly, the merger of the two companies was recorded as a recapitalization with Bootie Beer Corporation being treated as the continuing entity. As a result, the historical financial statements presented are those of Bootie Beer Corporation.

Additionally, in March 2005, one of our investors, 21st Century, demanded that we issue warrants for 30,000,000 shares of our common stock pursuant to a Warrant Agreement. We did not issue the shares at that time due to a disagreement in the calculation of the number of shares and other terms in the Warrant Agreement. On May 4, 2005, a letter was issued from the law offices of Dominic P Gentile, Ltd. stating that we were in default of the Warrant Agreement, as amended. The letter stated that we owed 21st Century $3.1 million in cash. We attempted to negotiate a settlement with 21st Century be we were not initially successful. However, in June 2005, we were able to negotiate a settlement between our company, Dutchess Private Equities II and 21st Century through the issuance of $710,000 in convertible debentures. With the assistance of Dutchess, we were also able to negotiate settlements for most of our other debts. As part of this process, we agreed to transfer the remaining assets and certain liabilities in our company to Jane Butel, an individual. The assets sold consisted primarily of accounts receivable, inventories, property and equipment, and other assets. The buyer also assumed certain accounts payable and accrued liabilities. In 2005, we recognized a loss on disposal of $170,045 on the sale of these assets.

Additionally, in late June, all of our original board members resigned and they were replaced by Theodore Smith and Doug D'Agata, who are affiliated with Dutchess. In June 2005, Jane Butel resigned as our Chief Executive Officer and Doug D’Agata was appointed Interim Chief Executive Officer. At June 30, 2005, the last day of our fiscal year, we had no operations.

In July, 2005, subsequent to the end of our fiscal year, we entered into an Agreement and Plan of Reorganization with Bootie Beer, the owners of the outstanding pre-merger shares of common stock of Bootie Beer, and Dutchess Advisors, LLC. As a result of this agreement, we merged with Bootie Beer Company, a Florida corporation.

During the three months and six months ended June 30, 2006, we were engaged in the business of brewing, marketing, and selling malt beverage products to a national network of independent beer wholesalers.

In 2005, we determined to discontinue our existing operations and to sell the assets to Jane Butel, an individual. On June 21, 2005, we completed the sale of our assets for total cash proceeds of $500.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section where such policies affect our reported and expected financial results. Our preparation of our Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Our accounting policies that are the most important to the portrayal of our financial condition and results, and which require the highest degree of management judgment relate to revenue recognition, the provision for uncollectible accounts receivable, property and equipment, advertising and issuance of shares for service.

In December 2001, the SEC issued a cautionary advice to elicit more precise disclosure about accounting policies management believes are most critical in portraying our financial results and in requiring management's most difficult subjective or complex judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Net revenues from product sales are recognized upon the transfer of title and risk of ownership to customers. Allowances for estimated returns, discounts and doubtful accounts are provided when sales are recorded. Shipping and handling costs are included in cost of sales.

Impairment of Long-Lived Assets

We review our long-lived assets including property and equipment and our identifiable intangible assets subject to amortization whenever current events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of our long-lived assets, we evaluate the estimated future undiscounted cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of that long-lived asset. If the estimated future undiscounted cash flows demonstrate that recoverability is not probable, an impairment loss would be recognized. An impairment loss would be calculated based on the excess carrying amount of the long-lived asset over the long-lived assets fair value.

Advertising Costs

We expense advertising costs as incurred.

Stock-based Compensation

We account for the issuance of our common stock or other equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Discontinued Operations

In 2005, we determined to discontinue our existing operations and to sell the assets to Jane Butel, an individual. On June 21, 2005, we completed the sale of our assets for total cash proceeds of $500. The assets sold consisted primarily of accounts receivable, inventories, property and equipment, and other assets. The buyer also assumed certain accounts payable and accrued liabilities. In 2005, we recognized a loss on disposal of $170,045 on the sale of these assets.

Going Concern

Our audited financial statements for the twelve months ended December 31, 2005, reflect a net loss of ($7,817,825) and negative cash flows from operations of $(4,240,106). These conditions indicate a need to acquire sufficient additional funding or alternative sources of capital to meet our working capital needs. We have raised capital by selling additional shares of common stock and also issuing convertible debentures and anticipate the proceeds from the sale of the shares of common stock will provide us with our necessary cashflow needs for the foreseeable future, as we continue the expansion of our national distribution plan. We believe this will generate the additional cash required to fund our operations and allow us to meet our obligations.

The primary objective of the Company business model is to develop a malt beverage and/or alcohol related beverages that realizes a high level of consumer demand. The Company invests in many test markets and marketing strategies in pursuit of that objective. As a result, the Company seeks investment capital to fund operations to aid in the pursuit and development of a high consumer demand malt beverage product. Currently, the Company is testing various marketing strategies to develop Bootie Beer brands and other malt beverage brand extensions and other alcohol related beverages. As a result, the most significant expenditure items in the operation is research, marketing development and advertising. We tested some of our strategies for Bootie Beer brands in Florida in 2004 and early 2005. After concluding the test in Florida we tested the strategies in Washington, Oregon, Montana, Idaho and Massachusets. We believe the sales results in the North West and in Massachusetts were lower in than in Florida resulting from a less effective marketing strategy and lower investment capital. The Company will continue to seek investment capital and revisit these territories and new territories with new brand development strategies. The Company finances operations, growth and development of brand strategies predominantly through investment capital.

Year Ended December 31, 2005 As Compared To Year Ended December 31, 2004

Net Revenues

Net revenues for the year ended December 31, 2005 were $428,711 compared to $2,093,158 for the year ended December 31, 2004. The significant drop in sales resulted from concluding the Florida test market and discontinuing selling Bootie Beer to the Florida distributor in early 2005. During this same period the company experienced a reduction of investment capital for marketing, to drive consumer demand at a similar rate of sale, and in late 2005 the company transitioned the test markets to five states in the North East and North West.

Costs of Goods Sold

Costs of goods sold for the year ended December 31, 2005 were $378,623 compared to $1,548,088 for the year ended December 31, 2004. The decrease is due to the significant decrease in revenues in 2005, as compared to 2004.

Operating Expenses

Operating Expenses for the year ended December 31, 2005 were $5,582,769 compared to $2,470,523 for the year ended December 31, 2004. The increase was due to significant stock-based compensation, marketing and creative development and general costs associated with our expansion plans implemented in 2005.

Net Loss

Net loss for the year ended December 31, 2005 was ($7,817,825) compared to ($1,960,350) for the year ended December 31, 2005. The increase in the net loss is directly related to the decreased gross profit and increase in operating expenses discussed above.

Basic and Diluted Loss per Share

Our basic and diluted loss per share for the year ended December 31, 2005 was ($.34) compared to ($63.75) for the year ended December 31, 2004. The decreased net loss per share is a direct result of the issuance of 49,753,480 shares of common stock to consummate the merger of Bootie Beer Corporation and Jane Butel Corporation on July 27, 2005.

Comparison Of Six Months Ended June 30, 2006 To The Six Months Ended June 30, 2005

Net Revenues

Net revenues for the six months ended June 30, 2006 were $(55,396) compared to $16,558 for the six months ended June 30, 2005. The decrease was related to discontinuation of distribution of the products and related credits issued to customers compared to a small level of shipments during the prior year period. The Company plans to resume production, marketing and distribution once it completes the capital raise objective which will enable the Company to execute its aggressive business model.

Costs of Goods Sold

Costs of goods sold for the six months ended June 30, 2006 were $179,964 compared to $78,901 for the six months ended June 30, 2005. The increase is due to a large write down of inventory in 2006, as compared to 2005.

Marketing, Distribution and Administrative Expenses

Marketing, Distribution and Administrative Expenses for the six months ended June 30, 2006 were $3,311,102 compared to $1,327,670 for the six months ended June 30, 2005. The increase was due to significant stock based compensation resulting from the issuance of stock and options during 2006 to the Company?s employees.

Net Loss

Net loss for the six months ended June 30, 2006 was ($3,714,818) compared to ($1,442,149) for the six months ended June 30, 2005. The increase in net loss was due to significant stock based compensation resulting from the issuance of stock and options during 2006 to the Company?s employees.

Basic and Diluted Loss per Share

Our basic and diluted loss per share for the six months ended June 30, 2006 was ($0.06) compared to ($5.71) for the six months ended June 30, 2005. The increase in net loss was due to significant stock based compensation resulting from the issuance of stock and options during 2006 to the Company?s employees.

Comparison Of Three Months Ended June 30, 2006 To The Three Months Ended June 30, 2005

Net Revenues

Net revenues for the three months ended June 30, 2006 were $(26,615) compared to $14,938 for the three months ended June 30, 2005. The decrease was related to discontinuation of distribution of the products and related credits issued to customers compared to a small level of shipments during the prior year period. The Company plans to resume production, marketing and distribution once it completes the capital raise objective which will enable the Company to execute its aggressive business model.

Costs of Goods Sold

Costs of goods sold for the three months ended June 30, 2006 were $194,818 compared to $35,820 for the three months ended June 30, 2005. The decrease is due to the decrease in revenues in 2006, as compared to 2005. Also, costs of goods sold for 2006 relates to sales returns and inventory write down for out of date inventory.

Marketing, Distribution and Administrative Expenses

Marketing, Distribution and Administrative Expenses for the three months ended June 30, 2006 were $456,631 compared to $716,149 for the three months ended June 30, 2005. The decrease was due to reduction in headcount and other cost saving measures as the Company awaits capital.

Net Loss

Net loss for the three months ended June 30, 2006 was ($773,835) compared to ($785,438) for the three months ended June 30, 2005. The reduction in the net loss relates to the reduced staffing levels and other cost minimization efforts.

Basic and Diluted Loss per Share

Our basic and diluted loss per share for the three months ended June 30, 2006 was ($0.01) compared to ($3.11) for the three months ended June 30, 2005. The decrease net loss per share resulted from a significant issuance of shares associated with the reverse merger completed in July 2005.

Liquidity and Capital Resources

Based upon our recurring losses from operations as of December 31, 2005 and for the six months ended June 30, 2006, our current rate of cash consumption and the uncertainty of liquidity related initiatives described below, there is substantial doubt as to our ability to continue as a going concern. Therefore, we will in all likelihood, have to rely on external financing for all of our capital requirements.

As of June 30, 2006, our total current assets were $87,715 and our total current liabilities were $6,727,758. Our Stockholder's Deficit at June 30, 2006 was ($8,078,489).

We finance our operations and capital requirements primarily through private debt and equity offerings. As of June 30, 2006, we had debt of approximately $5,6756,297. Our debt could limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, or other purposes in the future, as needed; to plan for, or react to, changes in technology and in our business and competition; and to react in the event of an economic downturn.

We anticipate that we will require approximately $15,000,000 to execute our business strategy for the next twelve months, which includes the acquisition of one or more breweries. We may not be able to meet our debt service obligations if we are unable to generate sufficient cash flow or obtain outside investments or funds for required payments, or if we fail to comply with covenants in our debt, we will be in default.

We believe that our current cash on hand plus the proceeds from the sale of an additional $1,300,000 of secured convertible notes may not be sufficient to sustain us through the next 12 months. In addition, of this amount, we will not be able to sell $700,000 of secured convertible notes until such time as the registration statement of which this prospectus forms a part is declared effective by the Securities Exchange Commission. In the event that our registration statement is not declared effective, we will have to curtail our operations, including the marketing and advertising of our products. This will have a negative impact on our business and may adversely impact our ability to raise additional funds. In addition, the fact that we currently have an aggregate of $700,000 in secured convertible notes outstanding, may hinder our ability to raise additional debt or equity capital and accordingly, there can be no assurance that we will be successful in raising sufficient capital to fund our working capital requirements on terms acceptable to us, or at all. If we are not successful in raising sufficient capital we may not be able to continue our business.

Financing Activities

On June 15, 2005, we issued convertible debentures of $66,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debenture can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser?s option, at the time of each conversion. This debenture was issued at a discount of $11,000. The debentures are payable on June 15, 2010.

On July 15, 2005, we issued convertible debentures of $72,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debenture can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser?s option, at the time of each conversion. This debenture was issued at a discount of $12,000. The debentures are payable on July 10, 2010.

On August 3, 2005, we issued convertible debentures of $48,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debenture can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser?s option, at the time of each conversion. This debenture was issued at a discount of $8,000. The debentures are payable on August 3, 2010.

On September 16, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Dr. John R. Thodos for $150,000. Dr. Thodos exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. The company has reported the 100,000 shares of common stock as shares to be issued on the consolidated financial statements. The company has not issued these shares as of the date of these consolidated financial statements.

On September 19, 2005, we issued convertible debentures of $172,400 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debenture can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser?s option, at the time of each conversion. This debenture was issued at a discount of $28,400. The debentures are payable on June 16, 2010.

On September 27, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Daniel Schuld for $150,000. Mr. Schuld exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. The company has reported the 100,000 shares of common stock as shares to be issued on the consolidated financial statements. The company has not issued these shares as of the date of these consolidated financial statements.

On November 1, 2005, we issued convertible debentures of $192,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debenture can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser?s option, at the time of each conversion. This debenture was issued at a discount of $32,000. The debentures are payable on November 1, 2010.

On September 19, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $2,000,000 in secured convertible notes and seven-year warrants to purchase 20,000,000 shares of our common stock at $0.20 per share. We received the first installment of $700,000 and issued warrants to purchase an aggregate of 700,000 shares of our common stock on September 19, 2006. Additional funds in the amount of $600,000 will be advanced upon filing of the registration statement of which this prospectus forms a part. The balance of $700,000 will be advanced upon effectiveness of the registration statement. We will issue warrants to purchase an aggregate of 14,000,000 shares of our common stock as part of the second and third third installments. The Notes bear interest at 6%, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at the lower of $0.082; or 50% of the average of the three lowest intraday trading prices for our common stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date; provided that percentage will be increased to (i) 55% in the event that the registration statement of which this prospectus forms a part is filed on or before the 30th day after the closing date and (ii) 60% in the event that the registration statement becomes effective on or before the 105th day after the closing date.

BUSINESS

Overview

We are engaged in the business of brewing, marketing, and selling malt beverage products to a national network of independent beer wholesalers. Effective July 27, 2005, our shareholders consummated a reverse merger stock exchange agreement with Jane Butel Corporation, a publicly held company. Under the terms of the agreement, the Company's shareholders received 49,753,480 shares of common stock of Jane Butel Corporation in exchange for all of the outstanding shares of Bootie Beer Company on a one-for-one basis. The reverse merger was accounted for using the purchase method. Accordingly, the merger of the two companies was recorded as a recapitalization with Bootie Beer Corporation being treated as the continuing entity. The historical financial statements presented are those of Bootie Beer Corporation.

History

We were incorporated in the State of Florida in April 1992 under the name Institute for Strategic Business Development, Inc. to engage in the business of providing business consulting, planning and counseling services to small and medium sized businesses and as a resource center for business consultants. In December 1996 we acquired Earth Labs, Inc., a health and beauty aid company, and changed our name to Earth Labs, Inc. in January 1997. We cancelled the acquisition of this company later in 1997 with the consent of the shareholders of this company and the shares we issued were returned and cancelled. In January 1999 we acquired a majority interest in U'i Hawaii, Inc., a Hawaii corporation, which was seeking to develop a line of skin care products. This company was unable to bring any products to market due to insufficient working capital. We sold this company in 2002. In September 2002 we acquired Tex-Mex, Inc., a New Mexico corporation. In October 2002 we changed our name to Jane Butel Corporation. On July 27, 2005, we acquired all issued and outstanding shares of common stock of Bootie Beer Company. The transaction was accounted for as a reverse merger transaction whereby Bootie Beer Corporation is the continuing entity and the financial statements include the historical results of Bootie Beer Corporation. On November 1, 2005, the Company changed its name to Bootie Beer Corporation.

Strategic Alliances

Bootie Beer Corporation entered in to a strategic alliance with City Brewing in Lacrosse Wisconsin. City Brewing is one of the nation's largest independent brewing facilities not owned by one of the big three, Anheuser-Busch, SAB Miller or Coors. A primary competitive advantage to have City Brewing be the first brewer of record for us is that it allows us to focus on research, development and sales and marketing strategies. Currently, all brewing, filling, labeling, packaging and loading will take place at City Brewing. City Brewing has incentive to provide us with quality product, pricing and services in order to fill City Brewing’s excess production capacity up to 20,000,000 cases annually.

Currently, City Brewing is brewing several other national brands. Their experience and quality brewing capabilities may assist us in becoming a key supplier to distributors and retailers.

The Industry

Three companies dominate U.S. beer industry in the United States, according to estimates by Beer Marketer's Insights: Anheuser-Busch Cos. Inc., with a leading 48.6% share in 2001; Miller Brewing Co. (19.6%); and Adolph Coors Co. (11.1%). Together, these firms commanded nearly 80% of the nation's beer market in 2001. Anheuser-Busch Cos. brews its beer through a system of 12 breweries in the United States and sells it through more than 700 independent wholesalers. Miller owns and operates eight U.S. breweries, and majority interest in other independent breweries. Coors Brewing Co. has three domestic production facilities and sells its products through more than 400 independent wholesalers; it has the world's largest single-site brewery in Golden, Colorado; a packaging and brewing facility in Memphis, Tennessee and a packaging and distribution facility near Elkton, Virginia.

Consumer buying patterns and demand for alcoholic beverages are affected by price, value and demographics factors. The quantity of alcoholic beverages that a nation consumes tends to remain steady during periods of both recession and prosperity. In contrast, the quality of the products purchased is directly related to real disposable personal income. A decline in disposable income puts downward pressure on the prices of consumer products, as people shift away from buying premium-priced, brand-name products in favor of lower-priced brands and private-label goods. The alcoholic beverages industry experienced this scenario in the early 1990s, as value-priced beer brands like Busch and Natural Light cut into the market shares of such premium-priced beers as Budweiser, Michelob, and Molson.

Private-label beers have not established a significant presence in the brewing industry. Nonetheless, virtually all of the major brewers market beer products that target most price points. Although low-priced beers generally reap lower profit margins than high-priced ones, they help maintain production efficiency by keeping brewing production capacity utilization at high levels.

Demographic changes affect the demand for consumer goods in general, and alcoholic beverages are particularly sensitive. In the United States, principal among these changes is the aging of the population. However, over the next decade, we expect the 21-27 year-old age group to show strong growth, something that did not happen in the 1980s and 1990s. This increase in the number of individuals reaching drinking age is a positive development for beer producers because young adults consume beer in greater quantities.

The barriers to entry in the U.S. beer industry are high. The capital needed to build manufacturing facilities, together with the high cost of advertising and distribution, are substantial. We have overcome the barrier to entry of owning manufacturing facilities by utilizing the excess capacity of large brewers. We can allocate the majority of the investment capital to advertising, sales, promotions and distribution. Concentration of funding for brand development allows us to focus on developing an immediate and significant competitive presence in the market place, thereby, establishing a strong brand name, consumer loyalty and opportunities for market share growth.

According to Standard & Poor's, the U.S. brewing industry will benefit from an extremely favorable pricing environment for beer, improving demographics, trends and rising consumption of premium products.

Product Quality

Our brands are brewed with fresh ingredients, resulting in a light refreshing, low carbohydrate and lager beer. Our brand has a familiar mainstream taste.

Competitive Pricing

We aim to provide consumers Bootie Beer products at premium price in tandem with Budweiser, Miller and Coors. We believe that the Bootie trademarks are extremely relevant to the 21 plus beer drinkers. Our pricing philosophy is to provide consumers a high quality product and drinking experience.

Manufacturing

We manufacture our products using the machinery, equipment and excess capacity of contract breweries. This strategy provides us with flexibility, in addition to economies of scale, quality and cost advantages. We follow strict guidelines in selecting the appropriate brewery and monitoring the production process in order to ensure that quality control standards are attained. We believe we will have or can obtain adequate capacity for the production of our products for the foreseeable future.

Customers

We market our products to existing beer, wine and spirits distributors, retailers and consumers. Marketing is key to driving product demand and revenues. We target established Miller Beer or Coors Beer wholesalers for product sales and distribution. As of December 15, 2005, we have secured distribution agreements with wholesalers that offer statewide distribution in Washington, Oregon, Idaho, Montana, and Massachusetts. We have secured retail chain distribution in those territories with Albertsons, Wal-Mart, Seven-Eleven and others, including many independent retailers.

We intend to establish mass distribution by focusing on strong relationships with distributors, sales representatives and on and off-premise retailers. Our unique sales and marketing services will target distributor and retailer needs, while increasing Bootie Beer brand image and revenues.

We have also recruited a strong sales force with key industry contacts and relationships. We believe strong relationships with distributors, national account buyers, and grocery and convenience store chains are key to growing sales.

Marketing

We intend to drive consumer demand, volume and revenues through unique sales, marketing, promotion and communication strategies. Our objective is to provide beer drinkers a new, contemporary, exciting beer drinking experience, totally differentiated from competitors. We intend to focus marketing efforts with television, outdoor, radio, event sponsorship and on-premise promotions.

Competition

The beer industry is highly competitive and highly fragmented. The beer industry has also experienced significant consolidation in recent years and many of our competitors are significantly larger and have substantially greater financial, distribution, marketing and other resources and have achieved recognition for their brands and for their portfolios of beer. In addition, our distributors (and the retailers that are the customers of distributors) offer products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these distributors or retailers may give higher priority to products of our competitors. Our distributors and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support. Additionally, competition by existing and future competitors could result in an inability to secure supplier, wholesaler and retailer relationships.

Intellectual Property

We own the following registered trademark names and rights, for its primary marks: Bootie, Bootie Beer, Bootie Lager, Bootie Light, America's Entertainment Beer, Grabebootie, Bootie Online, Bootie Call and Bootie Bar. Bootie Ultra95 is a pending trademark.

Our subsidiary, Bootie Beer Company, owns the following domain names for its primary marks: bootiebeer.com, bootielager.com, bootielight.com, bootieU95.com, bootieultra95.com, bootiebar.com, bootieonline.com, bootiebeergear.com, bootiemagazine.com, greatbootie.com, bootiebrewpub.com, bootiemusic.com, bootiestore.com and bootietown.com.

Employees

We employed five individuals in the United States, including sales, administrative and management personnel, as of September 30, 2006.

Regulatory Restrictions & Requirements on our Business

The United States Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau has authorized us to brew and package malt beverage products at brewing facilities located in La Crosse, Wisconsin. Additionally, we hold the appropriate state and local licenses necessary to ship its products to its wholesalers.

We are also required to file a bond covering our operations at the brewery. The Brewer's Bond is conditioned upon the brewer faithfully complying with all provisions of law and regulations relating to the activities covered by the bond and paying all taxes imposed under the Internal Revenue Code on beer. In addition to the Brewer's Bond, we filed a Consent of Surety allowing the terms of the bond to change as an alternated operations with City Brewing Company.

We are required to obtain a Wisconsin Brewer's Permit and file an Alcohol Beverages Tax Bond with the Wisconsin Department of Revenue. The application and bond were filed and a Brewer's Permit was issued by the Wisconsin Department of Revenue on February 9, 2004. The Tax and Trade Bureau issued an approved Brewer's Notice on March 8, 2004.

We were required to submit Bootie Beer container labels to the Tobacco Tax and Trade Bureau in order to secure Certificate/Exemption of Label/Bottle Approval ("COLA's") for each label prior to shipment of its products in interstate commerce. The Tobacco Tax and Trade Bureau has approved and issued COLA's for each label or container we produce and ship in interstate commerce.

Environmental Matters

We are subject to federal, state, local and foreign laws, and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, and contracting for recycling or disposal of environmentally sensitive materials, such as, excess finished liquid materials. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We do not maintain insurance for pollutant cleanup and removal. If we are found responsible for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly clean-up. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high.

Other Regulatory Matters

While we believe that we maintain all requisite licenses and permits and are in compliance with all applicable federal, state, local and foreign regulations, we may not be able to maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

Description of Property

The address of our principal executive office is 620 North Denning Drive, Suite 100, Winter Park, FL 32789. On May 1, 2004, we entered into a lease agreement with Rudolph Rountree to lease approximately 2,170 square feet of storage space in Winter Park. The annual rent for this space is $27,500. The term of the lease for this space is renewal every twelve months with an increase of up to ten percent per year.

In March 2004, the Company entered into a three year lease for corporate office space in Albuquerque, New Mexico. The office space consisted of 3,684 sq ft at $4,500 per month. In August 2005, the Company reached a settlement with its landlord to terminate this lease in lieu of a payment of $25,346 and additional installment payments of $1,408.12 per month through September 2007.

Legal Proceedings

Clapp Matter

On March 10, 2005, James Scott Clapp, a former instructor and manager at our cooking school, filed a suit against us in the State of New Mexico, County of Bernalillo, Second Judicial District Court (No. CV-200502007), alleging claims for breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, intentional infliction of emotional distress, and constructive discharge. In summary, the complaint alleges Mr. Clapp was not paid some of the wages and moving expenses he thought he was owed, that he was promised some 10,000 shares of our stock, and that he was tricked out of some or all of these things in an outrageous and malicious fashion. He seeks unspecified compensatory and punitive damages, plus attorney's fees and interest. We dispute the claim and intend to vigorously defend the same. We are also currently in negotiations with Mr. Clapp to settle the claim on mutually acceptable grounds.

Rea Matter

On April 1, 2005, Peter H. Rea, a former judge who surrendered and was disbarred in Missouri on January 13, 1999, filed suit against us and Jane Butel personally as well as over a dozen other named entities and up to 130 John Does in the Circuit Court of Taney County, Missouri (Case No. 05AF-CV00292). His suit is styled "A PETITION FOR DAMAGES AND PUNITIVE DAMAGES EXCEEDING $15,000,000." The complaint mentions an action for fraud and deceit, civil conspiracy, tortious destruction of ownership interests in lands, contracts, security interest, breach of contract, and violation of civil rights by the defendants acting in concert. In summary, the complaint seeks to clear the former judge's good name in relation to "the disappearance of funds from the Hedrick Estate," of which he claims he was falsely accused, and he seeks recompense for being tricked into certain loans and investments, the benefits of which he alleges were enjoyed in part by us and others acting in concert. We dispute the claim and intend to vigorously defend the same. Our defense will likely include a denial of any material involvement with or connection with Mr. Rea or any of his interests in Missouri. A motion for dismissal was filed May 11, 2005.

Gemstone Matter

On August 19, 2005, Gemstone Securities, LLC made a formal demand under Rule R-4 of the Commercial Arbitration Rules of the American Arbitration Association that a contract dispute with Bootie Beer Company be arbitrated in Tampa, Florida by the American Arbitration Association in conformance with the parties' contractual arrangement. The parties to the dispute include Bootie Beer Company, Gemstone Securities, LLC, and Jane Butel Corp. d/b/a Bootie Beer Company. Gemstone alleges Bootie Beer breached a March 2005 contract in which it was agreed that Gemstone would advise and assist Bootie Beer in securing and facilitating a reverse merger transaction and in securing funding with an institutional investor and/or accredited investor. Gemstone is requesting the payment of all commissions, attorneys fees, costs, and the granting of warrants associated with the alleged breach of agreement. The remedy sought consists of $48,000 as the value of 2% of the 200,000,000 authorized shares of Jane Butel Corporation; $90,000 which is 9% of what is believed to have been a $1,000,000 bridge financing; payment of a 7% commission on any long term funding; and the granting of certain warrants. We have responded to the demand and have denied all allegations and allege that claimant made numerous material misrepresentations of fact. We believe this matter is too preliminary to predict the outcome. This dispute is scheduled to go to arbitration on February 7, 2007.

Dutchess/Novielli Matter

In July 2006, Dutchess Capital Management, LLC. and Michael Novielli demanded arbitration for the alleged breach by us of our obligations under five debentures with an aggregate face value of $553,200 issued to Dutchess from June through November 2005, and the alleged breach of our obligations under the terms of a consulting agreement with Mr. Novielli (Dutchess Private Equities Fund, II LP and Michael Novielli v. Bootie Beer Company, AAA Case No. 11-180-Y-01001-06). Under the terms of the various transaction documents, all claims were to be brought before a single arbitrator of the American Arbitration Association.

The claim of our alleged breach under the debentures was based on Dutchess’s allegation that we failed to make payments under the debentures when due; issued additional shares without Dutchess’s consent; and refused to honor conversion notices. In addition, it alleged that we failed to issue warrants to purchase our common stock as agreed to. The claim of our alleged breach under the consulting agreement was based on the allegation that we failed to make monthly payments of $15,000 and withdrew a registration statement on Form S-8 with respect to 2,493,750 shares issued under that agreement.

On August 14, 2006, we counterclaimed based on fraudulent misrepresentations made by Dutchess and Novielli at the time we entered into the transaction documents in that these parties failed to guarantee payments of various liabilities and expenses related to the reverse merger transaction involving Jane Butel Corporation and Bootie Beer Company that was consummated in July 2005. Specifically, Dutchess’s failure to perform its obligations under the transactional documents caused us damage in that, among other things:

•	we have been unable to supply hundreds of wholesalers and our 2006 revenue and our future revenue prospects have been significantly diminished;
•
we were forced to terminate a recently hired team of professionals to build its distribution and retail network leaving us with only three employees because of our inability to pay salaries, which resulted in the accrual of significant deferred payroll expenses on our balance sheet;

•	we have defaulted on certain financial obligations; and
•	we have suffered serious damage to our relationships with vendors and suppliers who have acquired judgments for non-payment.

This dispute is scheduled to be heard by the arbitrator on February 12, 2007.

With respect to the withdraw of the registration on Form S-8, we believe that we have acted properly based on the following facts:

On May 23, 2005 we entered into a Consulting Agreement with respect to operations, business strategy, and other matters pertaining to the business of the Company as shall be specified from time to time by the Company's President and/or other officer(s) and assist in reviewing material transactions (the "Consulting Agreement"). Under the Consulting Agreement, the Consultant received 2,493,750 shares of common stock as compensation for his services which were registered by us on a Form S-8 filed on July 25, 2005, pursuant to advice from counsel selected by the Consultant. During the first quarter of 2006, we received information that led us to believe that the S-8 registration had been inappropriately used resulting in improper offers and sales in the public market of the common stock originally issued to the Consultant as compensation for specified services to be rendered pursuant to the Consulting Agreement.

We began an immediate investigation of these matters and under the direction of our Chief Executive Officer, Ms. Tania Torruella, communicated the request to cease and desist from any further sales of the Company stock. We specifically put Mr. Novielli and and/or Dutchess Capital Management, LLC and/or affiliates on notice that based on the information developed to date that the Form S-8 registration statement may not have been appropriate for registration of the shares of our common stock issued pursuant to the Consulting Agreement and that, if so, they had improperly sold shares issued pursuant to the S-8 registration. On March 29, 2006 we requested the return of the shares issued to the Consultant. We also issued a cease and desist letter to the Consultant's affiliate to prevent further sales of our stock until this matter is resolved. On June 30, 2006, we withdrew the registration statement on Form S-8.

The facts developed thus far through this investigation indicate that the Company was misadvised to file the registration statement on Form S-8 and that the sales by Mr. Novielli and/or Dutchess Capital Management, LLC of the shares covered by the S-8 registration may have therefore been resold in the public market in violation of Section 5 of the Securities Act of 1933, as amended. We believe that a limited number of shares of common stock may have been resold in the public market in violation of Section 5 of the Securities Act of 1933, as amended. We may be liable for rescission and other damages with respect to these sales, including monetary fines or other regulatory sanctions as provided under applicable securities laws.

Mercatus Matter

On August 7, 2006, we filed a complaint in U.S. District Court for the Southern District of New York against Mercatus & Partners, Limited (Bootie Beer Corporation v. Mercatus & Partners, Limited, 06 CV 5983). This case arose as a result from a securities purchase agreement that we entered into with that entity on or about December 29, 2005. Under the terms of that agreement, we issued 10,000,000 shares of our common stock in consideration for the payment of in cash of $3,375,000. We are seeking damages as a result of breach of contract and fraud as a result of Mercatus’s failure to pay the amount agreed to under the terms of the agreement.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age, positions, and offices or employments for the past five years of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of the Board of Directors of the Company.

NAME	AGE	POSITION
Tania Torruella	46	Chairman of the Board, Chief Executive Officer, and Interim Chief Financial Officer

Paul M. Beleckas	43	President and Director

Stephanie Stans Warren	37	Director

Tania Torruella has been our Chief Executive Officer since July 28, 2005. From October 2001 until our reverse merger with that entity, she had been Chief Executive Officer of Bootie Beer Company. Ms. Torruella holds a BSc. in Finance from Samford University, Birmingham, Alabama. In 2002, while working as a broker, Ms. Torruella’s securities license was revoked for failing to attend an NASD hearing at the advice of her legal counsel. The hearing was held in connection with customer claims against Merrill Lynch, her former employer, for losses that they had suffered during the sharp downturn in the financial markets in 2000 and 2001. Ms. Torruella was never named in any of the lawsuits and was never found to have committed any wrongdoing.

Paul Beleckas has been our President and a Director since July 2005. Since May 2004, he had been Vive President of Bootie Beer Company. From 2000 until that time he was National Account Manager for the Mark Anthony Group in Vancouver, British Columbia. Mr. Beleckas earned his BSc. in Business Management from Florida State University.

Stephanie Stans Warren has been one of our directors since August 2005. She has been involved in software sales for CA Inc. in Atlanta, Georgia, since 1995. Ms. Warren holds a B.S. from the University of Florida.

Employment Agreements

We have an employment agreement with our Chairman and Interim Chief Financial Officer, Tania Torruella, for $10,000 per month for twelve months. The agreement was signed on September 1, 2005. Tania Torruella has agreed to take compensation of $7,500 per month since July 1, 2005. The board of directors and Tania have agreed that the agreement will be in full force with the exception of the monthly compensation until further notice. We also have an employment agreement with our President, Paul Beleckas, for $8,750 per month for twelve months.

Director's Compensation

We do not currently have a formal compensation plan in place for directors.

EXECUTIVE COMPENSATION

The following table summarizes compensation information for the last fiscal year for (i) our Chief Executive Officer and (ii) each of our three executive officers other than the Chief Executive Officer who were serving as executive officers of our Company at the end of the fiscal year (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SAR's #	LTIP Payouts ($)	All Other Compensation (*)
Tania Torruella, CEO	2005	$105,000	-0-	-0-	-0-	-0-	-0-	-0-
Paul Beleckas, President	2005	$105,000	-0-	$7,200	-0-	-0-	-0-	-0-
Douglas D'Agata,	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Interim CEO
Jane Butel, President	2005	$78,000	-0-	-0-	$536,250	-0-	-0-	-0-
CEO, Jane Butel Corp	2004	$55,000	-0-	-0-	-0-	-0-	-0-	-0-
Tex-Mex, Inc.	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2006 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is in care of Bootie Beer Corporation, 620 North Denning Drive, Suite 100, Winter Park, FL 32789. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of September 30, 2006 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 70,806,655 shares outstanding on October 10, 2006.

NAME AND TITLE OF BENEFICIAL OWNER.	COMMON SHARES BENEFICIALLY OWNED	PERCENTAGE OWNED (1)
Tania Torruella (2)	34,533,480	48.7%
Stephanie Warren Stans (3)	8,000,000	11.3%
Paul Beleckas (4)	1,220,000	1.7%
Steven Stans (5)	12,000,000	16.9%
TOTAL	48,753,480	67.9%

(1) The calculation of percentage ownership for each listed beneficial owner is based upon 70,806,655 shares issued and outstanding on October 10, 2006.

(2) Consist of 31,033,480 shares of common stock owned by the Torruella Family Trust, LLC over which Ms. Torruella has sole voting and dispositive power and 3,500,000 shares of common stock owned by Bootie Beer Holdings, LLC. over which Ms. Torruella has sole voting and dispositive power.

(3) Includes 7,000,000 shares held by the Stans Foundation of which Ms. Stans is a trustee. (4) Includes 1,000,000 shares issuable upon the exercise of currently exercisable options.

(5) Includes 7,000,000 shares held by the Stans Foundation of which Mr. Stans is a trustee. Also includes 3,000,000 shares held by Mr. Stans’s spouse.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "BTIB.OB" since November 7, 2005. Prior thereto it was traded under the symbol “JNBU.OB.”

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

	High	Low
2004
Third Quarter	$17.00	$6.00
Fourth Quarter	$15.00	$6.00

2005
First Quarter	$6.00	$1.00
Second Quarter	$5.00	$.60
Third Quarter	$3.25	$.20
Fourth Quarter	$1.01	$.75

2006
First Quarter	$1.45	$.62
Second Quarter	$1.15	$.31
Third Quarter	$.40	$.07

Number of Stockholders

As of September 30, 2006, there were approximately 211 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

Selling Shareholder	Shares Beneficially Owned Prior to Offering (1)	Percentage of Outstanding Shares Beneficially Owned Prior to Offer (2)	Shares to be Sold in Offering	Percentage of Shares Beneficially Owned AfterOffering
AJW Offshore, Ltd. (4)	29,499,999	4.99% (3)	29,499,999	—
AJW Qualified Partners, LLC (4)	14,749,999	4.99% (3)	14,749,999	—
AJW Partners, LLC (4)	4,424,999	4.99% (3)	4,424,999	—
New Millenium Capital Partners II, LLC (4)	491,669	*	491,669	—
Sichenzia Ross Friedman Ference LLP (5)	2,500,000	3.6%	2,500,000
Total	51,666,666

* less than 1%.

(1) Number of shares consists of (i) shares issuable upon conversion of the convertible debentures, and (ii) shares issuable as interest payments due under the convertible notes assuming that the convertible notes are not converted and remain outstanding for the entire three-year term, and further assuming a conversion price of $0.048, which represents 60% of the closing price of $0.08 on September 18, 2006, the date preceding the date of the closing of the sale of the convertible debentures. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to each conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 66,306,655 as of October 9, 2006.

(3) The number of shares that may be beneficially owned by this holder is limited by agreement to 4.99% of our issued and outstanding shares of common stock.

(4) These selling stockholders are affiliates of each other by reason of common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by it s investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by New Millennium Capital Partners II, LLC. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(5) Gregory Sichenzia, a partner in the firm, has voting and dispositive power with respect to the shares held by this entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005 and 2004, we paid Boot Camp Media, an entity owned by Tania Torruella, our then President, $71,689 and $60,022, respectively, for advertising costs. There was no balance due at December 31, 2005 or December 31, 2004.

We owe Tania Torruella, our Chief Executive Officer, $13,330 and $30,644 for advances for operating expenses as of December 31, 2005 and December 31, 2004, respectively. There is no stated interest rate or other terms for these advances. As of September 30, 2006, the total balance due to Ms. Torruella was approximately $703,783 plus$70, 685 in accrued interest

We owe Steve Stans and the Stans Foundation, two of our principal shareholders $2,075,674 and $500,000 as of December 31, 2005 and December 31, 2004, respectively, under the terms of a promissory note dated August 3, 2004. As of that date, we had issued 15,000,000 shares of common stock in lieu of interest. Interest was calculated at approximately 10% over the term of the loan.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our reports filed with the Securities and Exchange Commission. Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock $1.00 par value per share. As of October 9, 2006, there were 66,306,655 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

We are authorized to issue 200,000,000 shares of common stock of which as of October 9, 2006, 66,306,655 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co. Inc.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York. The firm owns 2,5000,000 shares of our common stock.

EXPERTS

The Company's balance sheets as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended included in this Prospectus have been audited by Jaspers + Hall, PC, Certified Public Accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we may indemnify our officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with our affairs, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law.

We have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent or is or was serving at our request as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provision of our Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

BOOTIE BEER CORPORATION

JASPERS + HALL, PC
CERTIFIED PUBLIC ACCOUNTANTS
9175 Kenyon Avenue, Suite 100
Denver, CO 80237
303-796-0099

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Bootie Beer Corporation

We have audited the accompanying balance sheets of Bootie Beer Corporation as of December 31, 2005 and 2004, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bootie Beer Company as of December 31, 2005 and 2004, and the related statements of operations, stockholders' deficit and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and its difficulties in generating sufficient cash flow to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jaspers + Hall, PC
Jaspers + Hall, PC Denver, Colorado April 10, 2006

BOOTIE BEER CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash	$19,497	$107,272
Accounts Receivable net of allowance for bad debt	107,508	18,241
Inventories	165,839	17,453
Total Current Assets	292,844	142,966
FIXED ASSETS
Brewery Equipment	45,119	45,119
Vehicles	50,203	50,203
Printing Plates	28,447	—
Computers	5,268	—
Tradeshow Booths	2,963	—
Accumulated Depreciation	(34,467)	(15,781)
Total Fixed Assets	97,533	79,541
OTHER ASSETS
Prepaid Interest	—	13,390
Long Term Investments - Certificate of Deposit	201,986	—
	201,986	13,390
Total Assets	$592,363	$235,897
LIABILITIES
CURRENT LIABILITIES
Bank Lines of Credit	$447,517	$624,800
Accounts Payable and Accrued Expenses	1,920,163	798,887
Payroll Taxes Payable	56,251	—
Current Portion of Auto Note Payable	8,384	9,366
Short Term Notes Payable - Vendors	217,243	—
Advances from Officer	13,330	30,644
Current Portion of Note Payable - Officer	354,106	—
Note Payable - Shareholder	2,075,674	500,000
Note Payable - Other	468,000	—
Total Current Liabilities	5,560,668	1,963,697
LONG-TERM LIABILITIES
Auto Note Payable, Less Current Portion	20,412	28,778
Notes Payable	111,952	—
Note Payable - Officer, net of Current Portion	180,996	—
Convertible Debt, net of Debt Discount	1,358,444	—
Total Long-Term Liabilities	1,671,804	28,778
Total Liabilities	7,232,472	1,992,475
Commitments and Contingencies
STOCKHOLDERS ' DEFICIT
Preferred Stock	—	—
2,500,000 authorized shares, 0 shares issued
and outstanding, $1.00 par value
Common Stock
200,000,000 authorized shares, $.001 par value
52,500,031 and 36,500,000 shares issued
and outstanding	52,500	36,500
Shares to be Issued	11,200	—
Additional Paid-in-Capital	9,410,091	601,170
Subscription Receivable	(3,375,000)	—
Accumulated Deficit	(12,738,900)	(2,394,248)
Total Stockholders' Deficit	(6,640,109)	(1,756,578)
Total Liabilities and Stockholders' Equity	$592,363	$235,897

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ending December 31
	2005	2004
REVENUES	$428,711	$2,093,158
COST OF SALES	378,623	1,548,088
Gross Profit	50,088	545,070
MARKETING, DISTRIBUTION AND
ADMINISTRATIVE EXPENSES	6,387,131	2,470,523
Net Loss from Operations	(6,337,043)	(1,925,453)
OTHER INCOME AND EXPENSES:
Interest Income	2,809	—
Interest Expenses	(1,483,591)	(34,897)
Total Other Income and Expenses	(1,479,218)	(34,897)
Net loss before taxes	(7,817,825)	(1,960,350)
PROVISION FOR INCOME TAXES:
Income Tax Benefit/(Expense)	—	—
Net Loss	$(7,817,825)	$(1,960,350)
Basic Loss Per Common Share	$(0.34)	$(63.75)
Diluted Loss Per Common Share	$(0.34)	$(63.75)
Weighted Average number of Common Shares used in basic per share calculations	22,869,327	30,750

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock
	Shares	Amount	Shares to be Issued	Additional Paid in Capital
Balance @ 12/31/02	12,984,504	12,985	—	177,766
Issued for cash	7,313,928	7,314	—	150,236
Issued for services	5,633,796	5,634	—	114,366
Net loss	—	—	—	—
Balance @ 12/31/03	25,932,228	25,933	—	442,368
Issued for cash	3,220,357	3,220	—	66,150
Issued for interest	2,500,000	2,500	—	22,500
Issued for services	4,847,415	4,847	—	70,152
Net loss	—	—	—	—
Balance @ 12/31/04	36,500,000	36,500	—	601,170
Issued for interest	12,500,000	12,500	—	112,500
Issued for services	3,247,230	3,247	—	2,553,293
Beneficial conversion feature	—	—	—	28,000
Common stock inducement	—	—	1,000	809,000
Warrant inducement	—	—	—	456,579
Merger accounting	252,801	253	—	1,184,749
Exercise of investor warrants	—	—	200	299,800
Sale of Common Stock	—	—	10,000	3,365,000
Net loss	—	—	—	—
Balance @ 12/31/05	52,500,031	$52,500	$11,200	$9,410,091

 BOOTIE BEER CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Continued)

	Subscriptions Receivable	Accumulated Deficit	Total
Balance @ 12/31/02	—	(202,443)	(11,692)
Issued for cash	—	—	157,550
Issued for services	—	—	120,000
Net loss	—	(231,455)	(231,455)
Balance @ 12/31/03	—	(433,898)	34,403
Issued for cash	—	—	69,370
Issued for interest	—	—	25,000
Issued for services	—	—	74,999
Net loss	—	(1,960,350)	(1,960,350)
Balance @ 12/31/04	—	(2,394,248)	(1,756,578)
Issued for interest	—	—	125,000
Issued for services	—	—	2,556,540
Beneficial conversion feature	—	—	28,000
Common stock inducement	—	—	810,000
Warrant inducement	—	—	456,579
Merger accounting	—	(2,526,827)	(1,341,825)
Exercise of investor warrants	—	—	300,000
Sale of Common Stock	(3,375,000)	—	—
Net loss	—	(7,817,825)	(7,817,825)
Balance @ 12/31/05	$(3,375,000)	$(12,738,900)	$(6,640,109)

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(7,817,825)	$(1,960,350)
Changes in operating assets and liabilities:
Depreciation	18,686	13,271
Amortization of Debt Discount	5,972	—
Beneficial Conversion Feature	28,000	—
Shares Issued for Services	2,556,540	75,000
Increase)/Decrease in Account Receivable	(89,267)	(18,241)
(Increase)/Decrease in Account Receivable Related Party	—	(17,453)
(Increase)/Decrease in Inventory	(148,386)	—
(Increase)/Decrease in Prepaid Expenses	13,390	(13,390)
(Increase)/Decrease in Investments	(201,986)	—
Increase/(Decrease) Accounts Payable and Accrued Expenses	1,121,276	793,233
Increase/(Decrease) in Payroll Taxes Payable	56,251	—
Increase/(Decrease) in Short-term Notes Payable	217,243	—
Net Cash Used in Operating Activities	(4,240,106)	(1,127,930)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash Received for Sale of Assets	500	—
Capital Expenditures	(36,678)	(45,119)
Net Cash Provided By Investing Activities	(31,178)	(45,119)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Bank Note Payable	(624,800)	—
Proceeds from Debt Financing	1,427,000	1,124,800
Advances from Officer	17,662	12,875
Payments on advances from Officer	(34,976)	—
Proceeds from Notes Payable - Officer	238,983	—
Proceeds from Notes Payable - Shareholder	1,575,674	—
Shares Issued for Interest	125,000	25,000
Shares Issued for Inducement	810,000	—
Warrants Issued for Inducement	456,579	—
Proceeds from Sale of Common Stock	300,000	69,370
Principal payments on debt	(107,613)	(9,366)
Net Cash Provided from Financing Activities	4,183,509	1,222,679
Net Increase (Decrease) in Cash	(87,775)	49,630
Cash Balance, Begin Period	107,272	57,642
Cash Balance, End Period	$19,497	$107,272
Supplemental Disclosures:
Cash Paid for interest	$390,475	$23,287
Cash Paid for income taxes	$—	$—
Non Cash Transactions:
Shares Issued for Interest	$935,000	$25,000
Shares Issued for Services	$15,070	$—

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 AND 2004

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Bootie Beer Corporation is engaged in the business of brewing, marketing, and selling malt beverage products to a national network of independent beer wholesalers. The Company's products are Bootie Beer and Bootie Light. The United States Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau has authorized the Company to brew and package malt beverage products at brewing facilities located in La Crosse, Wisconsin. Additionally, the Company holds the appropriate state and local licenses necessary to ship its products to its wholesalers.

The Company was incorporated in the state of Florida in October 2001 as Bootie Brewing Company and registered as a Wisconsin Foreign Corporation in 2003. The Company's name was changed to Bootie Beer Company in July 2003.

Effective July 27, 2005, the Company issued 49,753,480 shares of common to the shareholders of Bootie Beer Company in consideration for the acquisition of all issued and outstanding shares of common stock of that company . The reverse merger was accounting for using the purchase method. Accordingly, the merger of the two companies was recorded as a recapitalization with Bootie Beer Corporation being treated as the continuing entity. As a result, the historical financial statements presented are those of Bootie Beer Corporation.

Going Concern

Our audited financial statements for the twelve months ended December 31, 2005, reflect a net loss of ($7,817,825) and negative cash flows from operations of $(4,240,106). These conditions indicate a need to acquire sufficient additional funding or alternative sources of capital to meet our working capital needs. We have raised capital by selling additional shares of common stock and also issuing convertible debentures and anticipate the proceeds from the sale of the shares of common stock will provide us with our necessary cashflow needs for the foreseeable future, as we continue the expansion of our national distribution plan. We believe this will generate the additional cash required to fund our operations and allow us to meet our obligations.

The primary objective of the Company business model is to develop a malt beverage and/or alcohol related beverages that realizes a high level of consumer demand. The Company invests in many test markets and marketing strategies in pursuit of that objective. As a result, the Company seeks investment capital to fund operations to aid in the pursuit and development of a high consumer demand malt beverage product. Currently, the Company is testing various marketing strategies to develop Bootie Beer brands and other malt beverage brand extensions and other alcohol related beverages. As a result, the most significant expenditure items in the operation is research, marketing development and advertising. We tested some of our strategies for Bootie Beer brands in Florida in 2004 and early 2005. After concluding the test in Florida we tested the strategies in Washington, Oregon, Montana, Idaho and Massachusets. We believe the sales results in the North West and in Massachusetts were lower in than in Florida resulting from a less effective marketing strategy and lower investment capital. The Company will continue to seek investment capital and revisit these territories and new territories with new brand development strategies. The Company finances operations, growth and development of brand strategies predominantly through investment capital.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in theUnited States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectibility of accounts receivable.

Principles of Consolidation

The accompanying financial statements include the accounts of Bootie Beer Corporation (the "Company" and its wholly-owned subsidiary, Bootie Beer Company (the "Subsidiary"). All significant inter-company accounts and transactions have been eliminated in consolidation. The results of operations included within these financial statements include the accounts of the Subsidiary for the years ended December 31, 2005 and 2004, respectively and the Company from July 27, 2005 through December 31, 2005.

Cash

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company grants credit to customers within the United States of America and retains a collateral position in the goods according to the terms of the sales contracts. The Company's ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for un-collectable amounts are provided, based on past experience and a specific analysis of the accounts, which management believes are sufficient. At December 31, 2005 and December 31, 2004, accounts receivable were recorded at their net realizable value. Historically, the Company's bad debt write-offs related to these trade accounts receivable have been insignificant.

Inventories

Inventories, which consist principally of raw materials (including bottling products) and finished goods, are stated at lower of cost (weighted average), or market, which is determined on the specific-identification method.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. The Company follows the practice of capitalizing property and equipment purchased over $1,500. Depreciation expense is recognized using the straight-line method based upon estimated useful lives (automobile - 5 years; brewing equipment - 7 years).

Fair Value of Financial Instruments

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Other Comprehensive Income

The Company has no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Segment Information

The Company operates primarily in a single operating segment, brewing beer and related products.

Stock Based Compensation

The Company has adopted for footnote disclosure purposes SFAS No. 123, which requires that companies disclose the cost of stock-based employee compensation at the grant date based on the value of the award (the fair value method) and disclose this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the award as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock. Awards through December 31, 2005 have been at fair value.

Transactions in which goods or services are received from non-employees for the issuance of equity securities are accounted for based on the fair value of the consideration received.

Net Loss Per Common Share

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. For all periods, all of the Company's common stock equivalents were excluded from the calculation of diluted loss per common share because they were anti-dilutive, due to the Company's net losses. At December 31, 2005 and December 31, 2004 there were vested options outstanding to purchase 1,755,000 common shares which may dilute future earnings per share. At December 31, 2005 and December 31, 2004 there were non-vested options outstanding to purchase 965,000 and 950,000, respectively, common shares which may dilute future earnings per share. At December 31, 2005 there were convertible debentures of $966,000 which are eligible to convert at $1.00 per share. Additionally, there were convertible debentures of $553,200 for which a portion of the balances will become eligible in 2006 to be converted at the current market price per share on the date of conversion. If these convertible debentures are converted to common stock, the conversion may dilute future earnings per share.

Revenue Recognition

The Company's revenue recognition practices comply with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The Company recognizes revenue only when legal title and risk of loss have been transferred to unaffiliated customers based on negotiated arrangements and normal industry practices. The Company does not engage in consignment sales. Cases of finished product are shipped on pallets to distributors. The Company passes through the cost of the pallets from the brewer to the distributor. In accordance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," the Company records revenue equal to the amount charged to the distributor for pallets. The costs paid to the brewer are recorded as cost of sales.

Sales Incentives

In accordance with EITF 00-14, "Accounting for Certain Sales Incentives" all cash sales incentives paid to third parties are recorded as a reduction of revenue. All non-cash sales incentives, such as free products given to a distributor, are recorded as a cost of sales.

Distribution Costs

The costs incurred by the Company for un-reimbursed shipping and handling from the brewer to the distributor are classified as distribution costs.

Advertising and Sales Promotions

Advertising production costs are accumulated and expensed the first time the advertisement is shown. Media and promotional costs are charged to marketing expense during the period in which they are incurred.

Research and Development Costs

Research and development costs are expensed as incurred.

Compensated Absences

The financial statements do not include any provision for compensated absences as the amount of any such liability cannot be reasonably estimated.

Concentrations

The Company is a brewer of premium beers. The Company's success is largely dependent on its ability to gauge the tastes of its customers and to provide merchandise and a marketing plan that creates customer demand. The Company's failure to anticipate, identify, or react to changes in trends could adversely affect its results of operations.

During 2004, substantially all of its sales were made to one wholesale wine and spirits distributor, which distributed its inventory in Florida. The Company believes that its relationship with its primary wholesale customer is satisfactory but is exploring other areas of distribution.

Currently, the Company is dependent on the use of one third-party brewing facility for brewing its beer. The Company believes that its relationship with its brewer is satisfactory but is exploring the use of multiple brewing facilities.

NOTE 2 - FINANCING ARRANGEMENTS

Advances from Officer

An officer of the Company has advanced funds to the Company over time for payment of operating expenses. There is no formal repayment arrangement and no stated interest rate on these funds. The balance outstanding at December 31, 2005 and December 31, 2004 was $13,330 and $30,644, respectively.

Short-term Notes Payable

In 2005, the Company entered into agreements with various suppliers to sign promissory notes to pay off remaining account payable balances. The terms of the notes generally are 10% interest, with the balance in full due by December 31, 2005. The balance outstanding at December 31, 2005 was $217,243. The Company had not made payment on all short-term notes payable by December 31, 2005 and through the date of this report. Payments in full on all short-term notes payable are expected to be made once the Company secures additional financing in 2006.

Note Payable - Bank (Small Business Administration loan ("SBA"))

The Company entered into a financing agreement with SunTrust Bank in April 2004 for working capital and inventory purchases. This note was guaranteed by the SBA. The interest rate is prime plus one percent, 6.25% at December 31, 2004. Monthly principal payments of $31,250 were originally required as of November 1, 2004. The note was paid in full on July 29, 2005.

Note Payable - Officer

The SBA note was refinanced with a trust controlled by an officer. The note requires monthly payments of $8,000 (principal and interest) from July 29, 2005 through December 31, 2005, and monthly payments of $32,640 from January 29, 2006 through July 29, 2007. The balance outstanding at December 31, 2005 was $535,102.

Note Payable - Shareholder

A shareholder has made loans to the Company to provide cash for continuing operations. The Promissory Note dated August 3, 2004 made available $2,000,000 to the Company and stated that the principal balance is to be repaid on December 15, 2005. The Company has issued 15,000,000 shares of common stock in lieu of interest. Interest was calculated at approximately 10% over the term of the loan. At December 31, 2005 and December 31, 2004, interest has been applied on this loan in the amount of $74,792 and $13,390 for 2005 and 2004, respectively. The note payable - shareholder balance outstanding at December 31, 2005 and December 31, 2004 was $2,075,674 and $500,000, respectively.

Note Payable - Other

On September 13, 2005, we issued a promissory note to the Steven H. Stans Foundation for $467,000. The promissory note carried interest at a rate of 6%. The Company awarded Steve Stans 1,000,000 shares of the Company's common stock on September 13, 2005 as an inducement to provide financing in the form of the promissory note. Interest expense of $810,000 was recorded as of December 15, 2005 to reflect the issuance of these shares.

Note Payable - Auto Loan

The Company financed a company automobile in September 2003 with a 60-month loan at an interest rate of 6.49% per year. Monthly interest and principal payments are $984. The balance outstanding at December 31, 2005 and December 31, 2004 was $28,796 and $38,144, respectively. The current portion outstanding at December 31, 2005 was $8,384. This note payable is secured by the automobile.

Convertible Debentures

On June 6, 2005, we issued convertible debentures of $710,000 to 21st Century Technologies. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at 100% of the average closing bid prices on the day of conversion. The debenture is only convertible at 1/12th of the Face Amount after twelve months from the issuance date. The convertible debentures shall pay 8% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. The debentures are payable on June 6, 2008.

On June 10, 2005, we issued convertible debentures of $256,105 to Jane Butel, and individual. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at 100% of the average closing bid prices on the day of conversion. The debenture is only convertible at 1/24th of the Face Amount after twelve months from the issuance date. The convertible debentures shall pay 6% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. The debentures are payable on June 10, 2008. Currently the balance on the debenture is $181,472.

On June 16, 2005, we issued convertible debentures of $66,000 to Dutchess Private Equities Fund, II, LP. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $11,000. The discount is to be amortized over the five year term of the convertible debentures. Amortization of $1,192 was recorded and included in interest expense for the year ended December 31, 2005. The debentures are payable on June 16, 2008.

On July 15, 2005, we issued convertible debentures of $72,000 to Dutchess Private Equities Fund, II, LP. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $11,000. The discount is to be amortized over the five year term of the convertible debentures. Amortization of $1,100 was recorded and included in interest expense for the year ended December 31, 2005. The debentures are payable on July 15, 2008.

On August 3, 2005, we issued convertible debentures of $48,000 to Dutchess Private Equities Fund, II, LP. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $11,000. The discount is to be amortized over the five year term of the convertible debentures. Amortization of $667 was recorded and included in interest expense for the year ended December 31, 2005. The debentures are payable on August 3, 2008.

On September 2, 2005, we issued convertible debentures of $175,200 to Dutchess Private Equities Fund, II, LP. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $11,000. The discount is to be amortized over the five year term of the convertible debentures. Amortization of $1,947 was recorded and included in interest expense for the year ended December 31, 2005. The debentures are payable on September 2, 2008.

On September 6, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Dr. John R. Thodos for $150,000. Dr. Thodos exercised this warrant with a price of $0.01 per share, during 2005. These shares of common stock were included as "shares to be issued" on the balance sheet at December 31, 2005.

On September 13, 2005, we issued a promissory note to the Steven H. Stans Foundation for $467,000. The promissory note carried interest at a rate of 6%. The Company awarded Steve Stans 1,000,000 shares of the Company's common stock on September 13, 2005 as an inducement to provide financing in the form of the promissory note. Interest expense of $810,000 was recorded as of December 15, 2005 to reflect the issuance of these shares. These shares of common stock had not been issued as of December 31, 2005 and are recorded as "shares to be issued" on the balance sheet as of December 31, 2005.

On September 27, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Daniel Schuld for $150,000. Mr. Schuld exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. These shares of common stock were included as "shares to be issued" on the balance sheet at December 31, 2005.

On November 1, 2005, we issued convertible debentures of $192,000 to Dutchess Private Equities Fund, II, LP. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $11,000. The discount is to be amortized over the five year term of the convertible debentures. Amortization of $1,067 was recorded and included in interest expense for the year ended December 31, 2005. The debentures are payable on November 1, 2008.

NOTE 3 - SHAREHOLDERS' EQUITY

The Company has 200,000,000 common shares authorized and 52,500,031 and 36,500,000 outstanding, respectively as of December 31, 2005 and December 31, 2004, respectively.

During the year ended December 31, 2005, the Company has issued 3,247,430 shares of common stock and recognized approximately $2,556,540 in stock-based compensation expense for services performed and in lieu of interest on certain debts.

The Company has recognized inducement fee expense of $456,579 related to the issuance of warrants to purchase 468,000 shares of common stock at a purchase price of $1.00 during the year ended December 31, 2005.

The Company has recognized beneficial conversion feature expense of $28,000 arising from conversion privileges such as common stock purchase discounts for certain debt financings consummated during the year ended December 31, 2005.

On September 6, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Dr. John R. Thodos for $150,000. Dr. Thodos exercised this warrant with a price of $0.01 per share, during 2005. These shares of common stock were included as "shares to be issued" on the balance sheet at December 31, 2005.

On September 13, 2005, we issued a promissory note to the Steven H. Stans Foundation for $467,000. The promissory note carried interest at a rate of 6%. The Company awarded Steve Stans 1,000,000 shares of the Company's common stock on September 13, 2005 as an inducement to provide financing in the form of the promissory note. Interest expense of $810,000 was recorded as of December 15, 2005 to reflect the issuance of these shares. These shares of common stock had not been issued as of December 31, 2005 and are recorded as "shares to be issued" on the balance sheet as of December 31, 2005.

On September 27, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Daniel Schuld for $150,000. Mr. Schuld exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. These shares of common stock were included as "shares to be issued" on the balance sheet at December 31, 2005.

On December 29, 2005, we sold 5,000,000 shares of common stock for $1,687,500 to Mercadus & Partners, Limited, SICAV ONE. At December 31, 2005, and through the date of this report, we had not yet received the proceeds from the sale of these shares of common stock. These shares were subsequently issued in February 2006.

On December 29, 2005, we sold 5,000,000 shares of common stock for $1,687,500 to Mercadus & Partners, Limited, SICAV TWO. At December 31, 2005, and through the date of this report, we had not yet received the proceeds from the sale of these shares of common stock. These shares were subsequently issued in February 2006.

The Company issued stock options in 2004. As of December 31, 2005 and December 31, 2004 there were 1,755,000 vested and 965,000 stock options which vest at various times over the next five years. The strike price for all stock options is $0.01.

Stock Compensation Plan

The Company has a Stock Option Plan (Plan) under which officers and key employees have been granted options to purchase shares of the Company's authorized but unissued common stock. Under the Plan, the option exercise price is equal to the fair market value of the Company's common stock at the date of grant. Options currently expire 5 years from the grant date. Proceeds received by the Company from exercise of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Weighted Average Number Of Shares	Exercise Price
Outstanding at December 31, 2003	0	$.00
Granted	1,750,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2004	1,750,000	$.01
Granted	5,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2005	1,755,000	$.01
Options exercisable at December 31, 2005	1,755,000	$.01
Options exercisable at December 31, 2004	1,750,000	$.01

The following tables summarize information about fixed stock options outstanding and exercisable at December 31, 2005:

Stock Options Outstanding

Number of Shares Outstanding	Remaining Contractual Life in Years	Weighted-Average Exercise Price
1,400,000	3.4	$.01
200,000	3.9	$.01
100,000	4.0	$.01
50,000	4.2	$.01
5,000	4.4	$.01
1,755,000		$.01

The Company has elected to follow APB Opinion No. 25 (Accounting for Stock Issued to Employees) in accounting for its employee stock options. Accordingly, no compensation expense is recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the Company's common stock on the date of grant.

Also, the Company has granted selected executives and other key employees stock option awards, whose vesting is contingent continued employment. The exercise price of each option, which has a five-year life, is $.01 per share which was equal to the fair value price of the Company's common stock on the date of grants. A summary of the status of the Company's performance-based stock option plan as of December 31, 2005 and December 31, 2004, and changes during the periods ended on those dates is presented below:

Performance-Based Stock Option Plan	Weighted Number Average Of Shares	Exercise Price
Outstanding at December 31, 2003	0	$.00
Granted	950,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2004	950,000	$.01
Granted	15,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2005	965,000	$.01

As of December 31, 2005, options will vest as follows:

January 2006	330,000
January 2007	208,000
January 2008	208,000
January 2009	208,000
January 2010	8,000
Total	965,000

NOTE 4 - INCOME TAXES

Since the Company has not generated taxable income, no provision for income taxes has been provided.

Through December 31, 2005, the Company incurred net operating losses for federal tax purposes of approximately $12,739,000. The availability of the Company's net operating loss carry-forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The Company's total deferred tax asset is as follows:

December 31, 2005
Tax benefit of net operating loss carry-forward	$ 3,780,000
Valuation allowance	(3,780,000)
$-

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	December 31, 2005 and December 31, 2004
Tax expense (credit) at statutory rate-federal	(34)%	(34)%
State tax expense net of federal tax	(6)	(6)
Changes in valuation allowance	40	40
Tax expense at actual rate	-	-

The valuation allowance increased by approximately $2,059,000 in the year ended December 31, 2005. Since the realization of the operating loss carry-forwards are doubtful, it is reasonably possible that the Company's estimate of the valuation allowance will change.

NOTE 5 - COMMITMENTS AND CONTIGENCIES

Office Space Leases

The address of our principal executive office is 620 North Denning Drive, Suite 100, Winter Park, FL 32789. On May 1, 2004, we entered into a lease agreement with Rudolph Rountree to lease approximately 2,170 square feet of storage space in Winter Park. The annual rent for this space is $27,500. The term of the lease for this space is renewal every twelve months with an increase of up to ten percent per year.

In March 2004, the Company entered into a three year lease for corporate office space in Albuquerque, New Mexico. The office space consisted of 3,684 sq ft at $4,500 per month. In August 2005, the Company reached a settlement with its landlord to terminate this lease in lieu of a payment of $25,346 and additional installment payments of $1,408.12 per month through September 2007.

The Company experienced significant cashflow constraints toward the end of 2005 through the date of this report. As a result, many of the Company's vendors and debtors have not been paid in a timely manner. We have recorded liabilities related to the Company's vendors and its debtors that were know to exist at December 31, 2005 but have not recorded any liability with respect to any potential litigation arising from the Company's inability to pay many of its bills in a timely manner.

NOTE 6 - RELATED PARTY TRANSACTIONS

During 2005 and 2004, the Company paid Boot Camp Media, an entity owned by the President of the Company, $71,689 and $60,022, respectively, for advertising costs. There was no balance due at December 31, 2005 or December 31, 2004.

The Company owes its CEO $13,330 and $30,644 for advances for operating expenses as of December 31, 2005 and December 31, 2004, respectively. There is no stated interest rate or other terms for these advances.

The Company owes a shareholder $2,075,674 and $500,000 as of December 31, 2005 and December 31, 2004, respectively, under the terms of a promissory note dated August 3, 2004. The Company has issued 15,000,000 shares of common stock in lieu of interest. Interest was calculated at approximately 10% over the term of the loan.

FOOTNOTE 7 - SUBSEQUENT EVENTS

Financings

On January 5, 2006, the Company contracted a revolving demand master borrowing loan with a bank for $1,235,000, carrying a variable interest rate described as the "Bank's prime rate". The Company drew down the full balance of this loan, $1,235,000, during the first quarter of 2006.

During the first quarter of 2006, Tania Torruella, our CEO and interim chief financial officer, advanced $175,000 of her own funds to the Company to fund operations. Payment terms are currently unscheduled and an effective interest rate has not been agreed upon, as of the date of this report.

During the first quarter of 2006, a principal shareholder advanced $359,500 of his own funds to the Company to fund operations. Payment terms are currently unscheduled and an effective interest rate has not been agreed upon, as of the date of this report.

Litigation Involving the Improper Offers in the Marketplace

During the first quarter of 2006, we received information from various individuals, that Michael A. Novielli and possibly Dutchess Capital Management, LLC and/or affiliates of which we now understand Mr. Novielli is a principal, were making improper offers and sales in the public market of the common stock originally issued to Mr. Novielli as compensation for specified services to be rendered by Mr. Novielli pursuant to a consulting agreement between the Company and Mr. Novielli dated May 23, 2005 (the "Consulting Agreement"). Under the Consulting Agreement, Mr. Novielli was to advise the Company with respect to operations, business strategy, and other matters pertaining to the business of the Company as shall be specified from time to time by the Company's President and/or other officer(s) and assist in reviewing material transactions. Pursuant to the Consulting Agreement, Mr. Novielli received 2,493,750 shares of common stock as compensation for his services which were registered by us on a Form S-8 filed on July 25, 2005, pursuant to advice from counsel selected by Mr. Novielli.

We began an immediate investigation of these matters and under the direction of our Chief Executive Officer, Ms. Tania Torruella, communicated the need to terminate the Consulting Agreement and for Mr. Novielli to cease and desist from any further sales of the Company stock. The Company specifically put Mr. Novielli and and/or Dutchess Capital Management, LLC and/or affiliates on notice that based on the information developed to date that the Form S-8 registration statement may not have been appropriate for registration of the shares of our common stock issued to Mr. Novielli pursuant to the Consulting Agreement and that, if so, they had improperly sold shares issued pursuant to the S-8 registration. We have also issued a cease and desist letter to Mr. Novielli to prevent further sales under the S-8 registration. The Company is in negotiations with Mr. Novielli for the immediate return all the shares issued to him under the Consulting Agreement. The Company is currently investigating its ability to terminate the effectiveness of the July 25, 2005 S-8 registration. Provided the Company is permitted to terminate the S-8 registration, the Company shall effect the termination as soon as possible.

The facts developed thus far through this investigation indicate that the Company may have been improperly induced to file the registration statement on Form S-8 and that the sale by Mr. Novielli and/or Dutchess Capital Management, LLC and/or affiliates of the shares covered by the S-8 registration may have been resold in the public market in violation of Section 5 of the Securities Act of 1933, as amended. We believe that up a limited number of shares of common stock may have been resold in the public market in violation of Section 5 of the Securities Act of 1933, as amended. We may be liable for rescission and other damages with respect to these sales, including monetary fines or other regulatory sanctions as provided under applicable securities laws. We do not condone any of the foregoing activity and are committed to the pursuit of any and all parties who may have been involved in the inappropriate sale of our stock in violation of the securities laws

Issuance of Stock Options

On January 25, 2006, the Company registered 9,000,000 shares of common stock to be available for issue under its 2005 Non-Qualified Stock Option Plan. On February 24, 2006 the Company issued 2,034,250 options to purchase shares of its common stock under its 2005 Non-Qualified Stock Option Plan. The weighted-average exercise price of each stock option was $1.

FOOTNOTE 8 - FINANCIAL ACCOUNTING DEVELOPMENTS:

Recently issued Accounting Pronouncements

In February 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes new standards of how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within the scope of this statement as a liability because the financial instrument embodies an obligation of the issuer. This statement applies to certain forms of mandatorily redeemable financial instruments including certain types of preferred stock, written put options and forward contracts. SFAS 150 did not materially effect the financial statements.

In December 2003, the FASB issued FASB Interpretation No. 146, (revised December 2003) "Consolidation of Variable Interest Entities" (FIN 146) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 146R replaces FASB Interpretation No. 146, "Consolidation of Variable Interest Entities", which was issued in January 2003. Companies are required to apply FIN No. 146R to variable interests in variable interest entities ("VIEs") created after December 31, 2003. For variable interest in VIEs created before January 1, 2004, the Interpretation is applied beginning January 1, 2005. For any VIEs that must be consolidated under FIN No. 146R that were created before January 1, 2004,the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change.

If determining the carrying amounts is not practicable, fair value at the date FIN No. 146R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The Company doe not have any interest in any VIE.

In March 2003, the FAS issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 is effective for contracts entered into or modified after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 149did not materially effect the financial statements.

In December 2004, the FASB issued SFAS No. 123(R)(revised 2004), "Share Based Payment" which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods after January 15, 2005. The new standard will require entities to expense employee stock options and other share-based payments. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company is to evaluate how it will adopt the standard and evaluate the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations.

In November 2004, the FASB issued SFAS NO. 151, "Inventory Costs, an amendment of ARB No 43, Chapter 4". This statement amends the guidance in ARB No. 43, Chapter 4 Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that, "under some circumstances, items such as idle facility expense, excessive spoilage, double freight and rehandling costs may be so abnormal as to require treatment as current period charges." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the prospectively and are effective for inventory costs incurred during fiscal years beginning after June 5, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion 29, Accounting for Non-monetary Transactions, is based on the principle that exchange of non-monetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company's financial position and results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its results of operations and financial condition but does not expect it to have a material impact.

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. We do not expect the provisions of this consensus to have a material impact on the financial position, results of operations or cash flows.

BOOTIE BEER CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(UNAUDITED)
ASSETS

CURRENT ASSETS
Cash	$543	$19,497
Accounts Receivable net of allowance for bad debt	3,482	107,508
Inventories	26,602	165,839
Prepaid Expenses	57,088	—
Total Current Assets	87,715	292,844
FIXED ASSETS
Brewery Equipment	45,119	45,119
Vehicles	50,203	50,203
Printing Plates	28,447	28,447
Computers	5,268	5,268
Tradeshow Booths	2,963	2,963
Accumulated Depreciation	(46,728)	(34,467)
Total Fixed Assets	85,272	97,533
OTHER ASSETS
Long Term Investments ? Certificate of Deposit	—	201,986
Total Assets	$172,987	$592,363
LIABILITIES
CURRENT LIABILITIES
Bank Lines of Credit	$—	$915,517
Accounts Payable and Accrued Expenses	2,704,975	1,920,163
Payroll and Payroll Taxes Payable	198,318	56,251
Current Portion of Auto Note Payable	9,148	8,384
Short Term Notes Payable ? Vendors	185,853	217,243
Advances from Officer	249,756	13,330
Current Portion of Note Payable - Officer	482,924	354,106
Note Payable ? Shareholder	2,931,477	2,075,674
Total Current Liabilities	6,762,451	5,560,668
LONG-TERM LIABILITIES
Auto Note Payable, Less Current Portion	15,923	20,412
Notes Payable	80,015	111,952
Note Payable ? Officer, net of Current Portion	28,178	180,996
Convertible Debt, net of Debt Discount	1,367,664	1,358,444
Total Long-Term Liabilities	1,491,780	1,671,804
Total Liabilities	8,254,231	7,232,472
Commitments and Contingencies
STOCKHOLDERS' DEFICIT
Preferred Stock	-	-
2,500,000 authorized shares, 0 shares issued
and outstanding, $1.00 par value
Common Stock
200,000,000 authorized shares, $.001 par value
64,484,154 and 52,500,031 shares issued
and outstanding	64,484	52,500
Shares to be Issued	1101	11,200
Warrants	200	-
Additional Paid-in-Capital	11,684,444	9,410,091
Subscription Receivable	(3,375,000)	(3,375,000)
Accumulated Deficit	(16,456,473)	(12,738,900)

Total Stockholders' Deficit	(8,081,244)	(6,640,109)

Total Liabilities and Stockholders' Deficit	$172,987	$592,363

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Six Months Ended June 30,
	2006	2005
	(unaudited)	(unaudited)
REVENUES, Less Returns and Allowances	$(55,396)	$16,558
COST OF SALES	179,964	78,901
Gross Profit (loss)	(235,360)	(62,343)
MARKETING, DISTRIBUTION AND
ADMINISTRATIVE EXPENSES	3,313,857	1,327,670
Net Loss from Operations	(3,549,217)	(1,390,013)
OTHER INCOME AND EXPENSES:
Interest Income	5,406	-
Interest Expense	(173,762)	(52,136)
Total Other Income and Expenses	(168,356)	(52,136)
Net loss before taxes	(3,717,573)	(1,442,190)
PROVISION FOR INCOME TAXES:
Income Tax Benefit/(Expense)	-	-
Net Loss	$(3,717,573)	$(1,442,190)
Basic Loss Per Common Share	$(0.06)	$(5.71)
Diluted Loss Per Common Share	$(0.06)	$(5.71)
Weighted Average number of Common Shares used in basic per share calculations	63,527,301	252,639

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION
CONSOLIDATED STATEMENT OF SHAREHOLDERS? DEFICIT

	Common Stock
Memo	Shares Issued	Par at 0.001	Warrants	Shares to be Issued	Shares to be returned
Balance at 12/31/04	36,500,000	36,500	-	-	-
Issued for Interest	12,500,000	12,500	-	-	-
Issued for Services	3,247,230	3,247	-	-	-
Beneficial Conversion Feature	-	-	-	-	-
Common Stock Inducement	-	-	-	-	1,000
Warrant Inducement	-	-	-	-	-
Merger Accounting	252,801	253	-	-	-
Exercise of Investor Warrants	-	-	-	-	200
Sale of Common Stock	-	-	-	-	10,000
Net Loss	-	-	-	-	-
Balance at 12/31/05	52,500,031	52,500	-	-	11,200
Reclass of Investor Warrants	-	-	200	-	(200)
Issued for Employee Compensation	2,034,250	2,034	-	(220)	1
Stock Options Issued	-	-	-	-	-
Sale of Common Stock	10,000,000	10,000	-	-	(10,000)
Net Loss - Q1 2006	-		-	-	-
Balance at 3/31/06	64,534,281	64,534	200	(220)	1,001
2nd Qtr 2006 Activity
Issued for Employee Compensation	(320,250)	(320)	220	100	-
Issued for Interest	6,536	7	-	-	-
Issued for Prepaid Services	263,587	263	-	-	-
Net Loss - Q2 2006	-	-	-	-	-
	64,484,154	64,484	200	-	1,101

The accompanying notes are an integral part of the consolidated financial statements

BOOTIE BEER CORPORATION
CONSOLIDTED STATEMENT OF SHAREHOLDERS? DEFICIT (continued)

Memo	Paid in Capital	Subscriptions Receivable	Accumulated Deficit	Total
Balance at 12/31/04	601,170	-	(2,394,248)	(1,756,578)
Issued for Interest	112,500	-	-	125,000
Issued for Services	2,553,293	-	-	2,556,540
Beneficial Conversion Feature	28,000	-	-	28,000
Common Stock Inducement	809,000	-	-	810,000
Warrant Inducement	456,579	-	-	456,579
Merger Accounting	1,184,749	-	(2,526,827)	(1,341,825)
Exercise of Investor Warrants	299,800	-	-	300,000
Sale of Common Stock	3,365,000	(3,375,000)	-	-
Net Loss	-	-	(7,817,825)	(7,817,825)
Balance at 12/31/05	9,410,091	(3,375,000)	(12,738,900)	(6,640,109)
Reclass of Investor Warrants	-	-	-	-
Issued for Employee Compensation	1,710,248	-	-	1,712,063
Stock Options Issued	511,875	-	-	511,875
Sale of Common Stock	-	-	-	-
Net Loss - Q1 2006	-	-	(2,940,983)	(2,940,983)
Balance at 3/31/06	11,632,214	(3,375,000)	(15,679,883)	(7,357,154)
2nd Qtr 2006 Activity
Issued for Employee Compensation	-	-	-	-
Issued for Interest	2,493	-	-	2,500
Issued for Prepaid Services	49,737	-	-	50,000
Net Loss - Q2 2006	-	-	(776,590)	(776,590)
Balance at 6/30/06	11,684,444	(3,375,000)	(16,566,473)	(8,081,244)

The accompanying notes are an integral part of the consolidated financial statements

BOOTIE BEER CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

	June 30, 2006	December 31, 2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss
Changes in operating assets and liabilities:	$(3,717,573)	$(7,817,825)
Depreciation	12,261	18,686
Amortization of Debt Discount	9,220	5,972
Beneficial Conversion Feature	-	28,000
Shares Issued for Services	2,223,938	2,556,540
(Increase)/Decrease in Account Receivable	104,026	(89,267)
(Increase)/Decrease in Inventory	139,237	(143,386)
(Increase)/Decrease in Prepaid Expenses	(7,088)	13,390
(Increase)/Decrease in Investments	201,986	(201,986)
Increase/(Decrease) Accounts Payable and Accrued Expenses	755,375	1,121,276
Increase/(Decrease) in Payroll Taxes Payable	142,067	56,251
Net Cash Used in Operating Activities	(136,551)	(4,445,739)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash Received for Sale of Assets	-	500
Capital Expenditures	-	(36,678)
Net Cash Provided By Investing Activities	-	(31,178)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Bank Debt	(1,235,000)	(624,800)
Proceeds from Short Term Notes	319,483	217,243
Proceeds from Debt Financing	-	1,427,000
Advances from Officer	236,426	17,662
Payments on advances from Officer	-	(34,976)
Proceeds from Notes Payable Officer	-	238,983
Proceeds from Notes Payable Shareholder	855,803	1,575,674
Shares Issued for Interest	-	125,000
Shares Issued for Inducement	-	810,000
Warrants Issued for Inducement	-	456,579
Proceeds from Sale of Common Stock	-	300,000
Principal payments on debt	59,115	(107,613)
Net Cash Provided from Financing Activities	117,596	4,400,752
Net Increase (Decrease) in Cash	(18,955)	(87,775)
Cash Balance, Begin Period	19,497	107,272
Cash Balance, End Period	$542	$19,497
Supplemental Disclosures:
Cash Paid for interest	$27,238	$3,729
Cash Paid for income taxes	$-	$-
Non Cash Transactions:
Shares Issued for Interest	$2,500	$935,000
Shares Issued for Services	$2,223,938	$2,556,540

The accompanying notes are integral part of the consolidated financial statements.

BOOTIE BEER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Bootie Beer Corporation is engaged in the business of brewing, marketing, and selling malt beverage products to a national network of independent beer wholesalers. The Company's products are Bootie Beer and Bootie Light. The United States Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau has authorized the Company to brew and package malt beverage products at brewing facilities located in La Crosse, Wisconsin. Additionally, the Company holds the appropriate state and local licenses necessary to ship its products to its wholesalers.

The Company was incorporated in the state of Florida in October 2001 as Bootie Brewing Company and registered as a Wisconsin Foreign Corporation in 2003. The Company's name was changed to Bootie Beer Company in July 2003.

Effective July 27, 2005, the shareholders of the Company consummated a reverse merger stock exchange agreement with Jane Butel Corporation, a publicly held company. Under the terms of the agreement, the Company's shareholders received 49,753,480 shares of common stock of Jane Butel Corporation in exchange for all of the outstanding shares of Bootie Beer Company on a one-for-one basis. The reverse merger was accounted for using the purchase method. Accordingly, the merger of the two companies was recorded as a recapitalization with Bootie Beer Corporation being treated as the continuing entity. The historical financial statements presented are those of Bootie Beer Corporation.

Going Concern

Our unaudited financial statements for the six months ended June 30, 2006, reflect a net loss of ($3,717,573) and negative cash flows from operations of $(136,551). These results reflect the Company?s need to acquire sufficient sources of capital to achieve business model objectives and to meet our working capital needs. We have raised capital by issuing convertible debentures, obtaining loans from shareholders and officers, and selling additional shares of common stock. We anticipate the proceeds from the sale of the shares of common stock, which have yet to be collected, will provide us with our necessary cash flow needs to meet our obligations and to fund our operations for the foreseeable future, as we continue the expansion of our national distribution plan.

The primary objective of the Company business model is to develop a malt beverage and/or alcohol related beverages that achieve a high level of consumer demand. The Company invests in many test markets and marketing strategies in pursuit of that objective. As a result, the Company seeks investment capital to fund operations to aid in the pursuit and development of a high volume, consumer demand for its malt beverage product. Currently, the Company is testing various marketing strategies to develop Bootie Beer brands, other malt beverage brand extensions and other alcohol related beverages. As a result, the most significant on-going expenditure items in the operation are research, market development and advertising. We tested some of our strategies for Bootie Beer brands in Florida in 2004 and early 2005.

After concluding the test in Florida, we tested similar strategies in Washington, Oregon, Montana, Idaho and Massachusetts with a lower advertising and marketing budget. We believe the sales results in the North West and in Massachusetts were lower than in Florida resulting from lower investment capital dedicated to advertising and marketing spending for brand development in those territories and new territories with new brand development strategies and brands. The Company finances operations, growth and development of brand strategies predominantly through investment capital.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectibility of accounts receivable.

Cash

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company grants credit to customers within the United States of America and retains a collateral position in the goods according to the terms of the sales contracts. The Company's ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for un- collectable amounts are provided, based on past experience and a specific analysis of the accounts, which management believes is sufficient. At June 30, 2006 and December 31, 2005, accounts receivable were recorded at their net realizable value. Historically, the Company's bad debt write-offs related to these trade accounts receivable have been insignificant.

Inventories

Inventories, which consist principally of raw materials (including bottling products) and finished goods, are stated at lower of cost (weighted average), or market, which is determined on the specific- identification method.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. The Company follows the practice of capitalizing property and equipment purchased over $1,500. Depreciation expense is recognized using the straight-line method based upon estimated useful lives (automobile - 5 years; brewing equipment ? 7 years).

Fair Value of Financial Instruments

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Other Comprehensive Income

The Company has no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Segment Information

The Company operates primarily in a single operating segment, brewing beer and related products.

Stock Based Compensation

The Company has adopted for footnote disclosure purposes SFAS No. 123, which requires that companies disclose the cost of stock-based employee compensation at the grant date based on the value of the award (the fair value method) and disclose this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the award as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock. Awards through June 30, 2006 have been at fair value.

Transactions in which goods or services are received from non-employees for the issuance of equity securities are accounted for based on the fair value of the consideration received.

Net Loss per Common Share

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. For all periods, all of the Company's common stock equivalents were excluded from the calculation of diluted loss per common share because they were anti-dilutive, due to the Company's net losses. At June 30, 2006 and December 31, 2005 there were vested options outstanding to purchase 1,755,000 common shares which may dilute future earnings per share. At June 30, 2006 and December 31, 2005 there were non-vested options outstanding to purchase 965,000 and 950,000, respectively, common shares which may dilute future earnings per share. Additionally, warrants to purchase 200,000 shares of common stock which may dilute future earnings per share remained outstanding with various investors.

Revenue Recognition

The Company's revenue recognition practices comply with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The Company recognizes revenue only when legal title and risk of loss have been transferred to unaffiliated customers based on negotiated arrangements and normal industry practices. The Company does not engage in consignment sales. Cases of finished product are shipped on pallets to distributors. The Company passes through the cost of the pallets from the brewer to the distributor. In accordance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," the Company records revenue equal to the amount charged to the distributor for pallets. The costs paid to the brewer are recorded as cost of sales.

Sales Incentives

In accordance with EITF 00-14, "Accounting for Certain Sales Incentives" all cash sales incentives paid to third parties is recorded as a reduction of revenue. All non-cash sales incentives, such as free products given to a distributor, are recorded as a cost of sales.

Distribution Costs

The costs incurred by the Company for un-reimbursed shipping and handling from the brewer to the distributor are classified as distribution costs.

Advertising and Sales Promotions

Advertising production costs are accumulated and expensed the first time the advertisement is shown. Media and promotional costs are charged to marketing expense during the period in which they are incurred.

Research and Development Costs

Research and development costs are expensed as incurred.

Compensated Absences

The financial statements do not include any provision for compensated absences as the amount of any such liability cannot be reasonably estimated.

Concentrations

The Company is a brewer of premium beers. The Company's success is largely dependent on its ability to gauge the tastes of its customers and to provide merchandise and a marketing plan that creates customer demand. The Company's failure to anticipate, identify, or react to changes in trends could adversely affect its results of operations.

Currently, the Company is dependent on the use of one third-party brewing facility for brewing its beer. The Company believes that its relationship with its brewer is satisfactory but is exploring the use of multiple brewing facilities.

NOTE 2 - FINANCING ARRANGEMENTS

Bank Line of Credit

On January 5, 2006, the Company established a credit line with a bank with a credit limit of $1,235,000. The bank line of credit was secured to $790,000 by a shareholder?s certain assets. The Company awarded Steve Stans 1,000,000 shares of the Company?s common stock on September 13, 2005 as an inducement to provide financing and the collateral of $790,000. Interest expense of $810,000 was recorded as of December 15, 2005 to reflect the issuance of these shares. Accrued interest payable related to this bank line of credit was $0 and $3,733 as of June 30, 2006 and December 31, 2005, respectively. On May 26, 2006, the bank chose to close the credit line due to the negative spread between interest expense and CD income. In addition, the Company had defaulted on an interest payment and the bank issued a demand notice of $1,235,000 plus outstanding interest and fees. The Company did not have the available cash so the bank utilized all of the assigned collateral to pay off the principal amount of the loan including the collateral cash deposit of a shareholder. The amount collected from the shareholder is now reflected as a Note Payable ? Shareholder.

Advances from Officer

An officer of the Company has advanced funds to the Company over time for payment of operating expenses. There is no formal repayment arrangement and no stated interest rate on these funds. The balance due to an officer which remained outstanding at June 30, 2006 and December 31, 2005 was $249,756 and $13,330, respectively.

Short-term Notes Payable

In 2005, the Company entered into agreements with various suppliers to sign promissory notes to pay off remaining account payable balances. The terms of the notes generally are 10% interest, with the balance in full due by December 31, 2005. The balance outstanding at June 30, 2006 and December 31, 2005 was $185,853 and $217,243, respectively. The Company had not made payment on all short-term notes payable by December 31, 2005 and through the date of this report. Payments in full on all short-term notes payable are expected to be made once the Company secures additional financing in 2006.

Note Payable - Officer

A note payable to a trust controlled by an officer requires monthly payments of $8,000 (principal and interest) from July 29, 2005 through December 31, 2005, and monthly payments of $32,640 from January 29, 2006 through July 29, 2007. The balance outstanding at June 30, 2006 and December 31, 2005 was $511,102 and $535,102, respectively.

Note Payable Shareholder

A shareholder has made loans to the Company to provide cash for continuing operations. The Promissory Note dated August 3, 2004 made available $2,000,000 to the Company and stated that the principal balance is to be repaid on December 15, 2005. The Company has issued 15,000,000 shares of common stock in lieu of interest. Interest was calculated at approximately 10% over the term of the loan. On May 26, 2006, when the bank line of credit was closed, the bank utilized the $790,000, plus interest earned, which was provided as security on the loan by the shareholder as partial repayment. The Company and the shareholder have not yet agreed on the key terms regarding this amount. The note payable to shareholder balance outstanding at June 30, 2006 and December 31, 2005 was $2,931,477 and 2,075,674, respectively.

Note Payable - Auto Loan

The Company financed a company automobile in September 2003 with a 60- month loan at an interest rate of 6.49% per year. Monthly interest and principal payments are $984. The balance outstanding at June 30, 2006 and December 31, 2005 was $25,071 and $28,796, respectively. The current portion outstanding at June 30, 2006 and December 31, 2005 $9,148 and $8,384, respectively. This note payable is secured by the automobile.

NOTE 3 - SHAREHOLDERS EQUITY

The Company has 200,000,000 common shares authorized and 64,519,869 and 52,500,031 outstanding, respectively as of June 30, 2006 and December 31, 2005, respectively.

During the three months ended June 30, 2006, the Company has issued 263,587 shares of common stock as a $50,000 retainer for law firms representing the company, issued 6,536 shares of common stock as payment for $2,500 of accrued interest and issued 35,715 shares in error.

The Company has recognized interest expense of $4,610 during the three months ended June 30, 2006, related to the amortization of the debt discount associated with certain convertible debt financings contracted in 2005.

On September 6, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Dr. John R. Thodos for $150,000. Dr. Thodos exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. The company had not issued the shares as of the date of these financial statements.

On September 13, 2005, we issued a promissory note to the Steven H. Stans Foundation for $467,000. The promissory note carried interest at a rate of 6%. The Company awarded Steve Stans 1,000,000 shares of the Company?s common stock on September 13, 2005 as an inducement to provide financing in the form of the promissory note. Interest expense of $810,000 was recorded as of December 15, 2005 to reflect the issuance of these shares. These shares of common stock were included as ?shares to be issued? on the balance sheet at March 31, 2006 and December 31, 2005, respectively.

On September 27, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Daniel Schuld for $150,000. Mr. Schuld exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. The company had not issued the shares as of the date of these financial statements.

On December 29, 2005, we sold 5,000,000 shares of common stock for $1,687,500 to Mercatus & Partners, Limited, SICAV ONE. These shares were subsequently issued during the three months ended March 31, 2006. At June 30, 2006, and through the date of this report, we had not yet received the proceeds from the sale of these shares of common stock.

On December 29, 2005, we sold 5,000,000 shares of common stock for $1,687,500 to Mercatus & Partners, Limited, SICAV TWO. These shares were subsequently issued during the three months ended March 31, 2006.

At June 30, 2006, and through the date of this report, we had not yet received the proceeds from the sale of these shares of common stock.

The Company issued stock options in 2004. As of June 30, 2006 and December 31, 2005, there were 2,405,000 vested and 1,755,000 stock options which vest at various times over the next five years. The strike price for all stock options is $0.01.

On January 25, 2006, the Company registered 9,000,000 shares of common stock to be available for issue under its 2005 Non-Qualified Stock Option Plan.

On March 15, 2006, the Company issued 650,000 stock options to its employees which were immediately vested but held various restrictions related to the exercise and resale of the Company?s common stock. An expense of $511,875 was recorded during the three months ended March 31, 2006, related to the issuance of these stock options. As of June 30, 2006 and December 31, 2005, there were 2,405,000 vested and 635,000 stock options which vest at various times over the next five years. The strike price for all stock options is $0.01.

No options were granted during the second quarter of 2006.

Stock Compensation Plan

The Company has a Stock Option Plan (Plan) under which officers and key employees have been granted options to purchase shares of the Company's authorized but unissued common stock. Under the Plan, the option exercise price is equal to the fair market value of the Company's common stock at the date of grant. Options currently expire 5 years from the grant date. Proceeds received by the Company from exercise of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Weighted Average Number Of Shares	Exercise Price
Outstanding at December 31, 2003	0	$.00
Granted	1,750,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2004	1,750,000	$.01
Granted	5,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2005	1,755,000	$.01
Granted	650,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2006	2,405,000	$.01
Options exercisable at June 30, 2006	1,755,000	$.01
Options exercisable at December 31, 2005	1,755,000	$.01

The following tables summarize information about fixed stock options outstanding and exercisable at March 31, 2006:

Stock Options Outstanding
Number of Shares Outstanding	Remaining Contractual Life in Years	Weighted-Average Exercise Price
1,400,000	3.2	$.01
200,000	3.7	$.01
100,000	3.8	$.01
50,000	4.0	$.01
655,000	4.7	$.01
2,405,000		$.01

The Company has elected to follow APB Opinion No. 25 (Accounting for Stock Issued to Employees) in accounting for its employee stock options. Accordingly, compensation expense is recognized in the Company's financial statements because the exercise price of the Company's employee stock options is below the market price of the Company's common stock on the date of grant.

Also, the Company has granted selected executives and other key employees stock option awards, whose vesting is contingent continued employment. The exercise price of each option, which has a five-year life, is $.01 per share which was equal to the fair value price of the Company's common stock on the date of grants. A summary of the status of the Company's performance-based stock option plan as of June 30, 2006 and December 31, 2005, and changes during the periods ended on those dates is presented below:

Performance-Based Stock Option Plan	Weighted-Number Average Of Shares	Exercise Price
Outstanding at December 31, 2003.	0	$.00
Granted	950,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2004. .	950,000	$.01
Granted	15,000	$.01
Exercised	0	$.00
Cancelled	0	$.00
Outstanding at December 31, 2005	965,000	$.01
Granted	0	$.01
Exercised	0	$.01
Cancelled	0	$.00
Outstanding at June 30, 2006	965,000	$.01

As of June 30, 2006, options will vest as follows:

January 2007	208,000
January 2008	208,000
January 2009	208,000
January 2010	8,000
Total.	635,000

On January 1, 2006, 330,000 stock options vested fully and remain exercisable at the employee’s discretion.

NOTE 4 - INCOME TAXES

Since the Company has not generated taxable income, no provision for income taxes has been provided.

Through June 30, 2006, the Company incurred net operating losses for federal tax purposes of approximately $16,456,473. The availability of the Company's net operating loss carry-forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The Company’s total deferred tax asset is as follows:

June 30, 2006
Tax benefit of net operating loss carry-forward	$5,028,000
Valuation allowance	(5,028,000)
$-

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	June 30, 2006 and December 31, 2005
Tax expense (credit) at statutory
rate-federal	(34)%	(34)%
State tax expense net of federal tax.	(6)	(6)
Changes in valuation allowance	40	40
Tax expense at actual rate	-	-

The valuation allowance increased by approximately $1,248,000 and 2,059,000 in the six months ended June 30, 2006 and the year ended December 31, 2005, respectively. Since the realization of the operating loss carry-forwards are doubtful, it is reasonably possible that the Company's estimate of the valuation allowance will change.

NOTE 5 - COMMITMENTS AND CONTIGENCIES

Office Space Leases

The Company currently leases a small office facility on a month to month basis.

NOTE 6 - RELATED PARTY TRANSACTIONS

During 2005, the Company paid Boot Camp Media, an entity owned by the President of the Company, $71,689 for advertising costs. There was no balance due at March 31, 2006 or December 31, 2005.

The Company owes an officer $249,756 and $13,330 for advances for operating expenses as of June 30, 2006 and December 31, 2005, respectively. There is no stated interest rate or other terms for these advances.

The SBA note was refinanced with a trust controlled by an officer. The note requires monthly payments of $8,000 (principal and interest) from July 29, 2005 through December 31, 2005, and monthly payments of $32,640 from January 29, 2006 through July 29, 2007. The balance outstanding at June 30, 2006 and December 31, 2005 was $511,102 and $535,102, respectively.

The Company owes a shareholder $2,931,477 and $2,075,674 as of June 30, 2006 and December 31, 2005, respectively, under the terms of a promissory note dated August 3, 2004. The Company has issued 15,000,000 shares of common stock in lieu of interest. Interest was calculated at approximately 10% over the term of the loan.

The shareholder noted above also agreed to provide collateral valued at $790,000 in connection with the $1,235,000 bank line of credit detailed above. This collateral was utilized by the bank as partial repayment of the line of credit when the bank closed the loan and is the key cause of the increase in the amount owed to the shareholder.

FOOTNOTE 7 - LITIGATION

On February 27, 2006 Clear Channel Outdoor filed a complaint for approximately $230,000 for failing to pay a note when due. Bootie Beer Corporation is currently in settlement negotiations with Clear Channel.

On May 2, 2006 Dutchess Private Equities Fund, II LP and Michael Novielli filed a demand for arbitration for breach of five debenture agreements and a corporate consulting agreement with Michael Novielli. The Fund is seeking $891,359, plus contract based interest plus pre- award interest, costs and attorney fees and delivery of 534,000 warrants. Michael Novielli is seeking $165,000 plus pre-award interest, costs and attorney fees. Bootie Beer Corporation denies all allegations of money damages claimed by Michael Novielli.

Bootie Beer Corporation denies all allegations of monetary damages claimed by Michael Novielli and Dutchess. Dutchess Advisors Ltd/LLC and its affiliates agreed to pay Bootie Beer Corporation all reasonable pre-effective public company expenses, including but not limited to expenses of the combined entity after closing, as accrued in the period from pre-closing to effectiveness of its registration statement, as agreed to in the Plan of Reorganization dated July 19, 2005. Dutchess paid all debenture payments from reorganization through December 2005 and has subsequently failed to make the debenture payments since January 2006 to the date of this filing.

On May 5, 2006 United Graphix, Inc filed a judgment in the amount of $9,992.93 against Bootie Beer Corporation for non-payment of services. Bootie Beer Corporation intends to settle this matter with United Graphix.

FOOTNOTE 8 - SUBSEQUENT EVENTS

Financings

During the third quarter of 2006 through the date of this report, an officer advanced $35,982 to the Company to fund operations. Payment terms are currently unscheduled and an effective interest rate has not been agreed upon, as of the date of this report.

Litigation Involving the Improper Offers in the Marketplace

On July 26, 2005, the Company, which was then called Jane Butel Corporation, consummated a reverse merger (the "Transaction") pursuant to which it acquired all the outstanding capital stock of Bootie Beer Corporation (the "Subsidiary"), then a privately held company, pursuant to an Agreement and Plan of Reorganization dated as of July 19, 2006 (the "Reorganization Agreement"). As a result of the Transaction, the shareholders of the Subsidiary owned in excess of a majority of our outstanding capital stock and the executive officers of the Subsidiary became the executive officers of the Company. We changed our name to Bootie Beer Corporation following consummation of the acquisition. In addition, pursuant to the Reorganization Agreement, (i) Dutchess Private Equity Fund, II, L.P ("DPEII") agreed to provide the Company at the closing of the Transaction with up to $50 million of financing pursuant to a line of credit agreement between the Company and DEPII and a $1 million note of DPEII payable on the effectiveness of a Form SB-2 registration statement for the shares of our common stock issuable upon conversion of the debt issued by the Company pursuant to the line of credit and (ii) Dutchess Advisors, LLC ("Advisors"), an affiliate of DEPII, agreed to provide the Company a note to satisfy certain reasonable expenses related to the Transaction. For additional information regarding the Transaction, see the Current Reports on Form 8-K filed by the Company on July 27, 2005 and August 3, 2005.

Prior to the execution of the Reorganization Agreement, the Subsidiary on May 23, 2005 entered into a consulting agreement (the "Consulting Agreement") with Michael A. Novielli under which Mr. Novielli was to advise the Company with respect to operations, business strategy, and other matters pertaining to the business of the Company as shall be specified from time to time by the Company's President and/or other officer(s) and assist in reviewing material transactions. Pursuant to the Consulting Agreement, Mr. Novielli was to receive 2,493,750 shares of common stock as compensation for his services "promptly upon execution of the merger of the [Subsidiary] into a publicly traded entity" and $15,000 per month plus the reimbursement of his expenses. The Consulting Agreement provided that the shares to be issued to Mr. Novielli shall be registered under an S-8 Registration Statement within five (5) business days of the Subsidiary becoming publicly traded. Pursuant to the Consulting Agreement, Mr. Novielli represented that "the services to be provided hereunder are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities." As a result of the consummation of the Transaction, Mr. Novielli received 2,493,750 shares of our common stock as compensation for his services under the Consulting Agreement which shares were registered by the Company on a Form S-8 filed on July 25, 2005, pursuant to advice from counsel selected by Mr. Novielli.

Mr. Novielli is either a principal of, or otherwise affiliated with, DPEII, Advisors and Dutchess Capital Management, LLC ("DCM" and DCM, together with DEPII and Advisors, the "Novielli Affiliates"). During the first quarter of 2006, the Company received information that Mr. Novielli and possibly a Novielli Affiliate made offers and sales in the public market of the common stock originally issued to Mr. Novielli pursuant to the Consulting Agreement and registered with the SEC on the Form S-8. The Company also received advice that raised issues whether the S-8 registration was appropriate for registration of the stock issued to Mr. Novielli pursuant to the Consulting Agreement.

The Company began an immediate investigation of these matters, which is ongoing. The Company's Chief Executive Officer communicated to Mr. Novielli the request to cease and desist from any further sales of the Company stock. The Company specifically put Mr. Novielli on notice that, based on the information developed to date, the Form S-8 registration statement may not have been appropriate for registration of the shares of the common stock issued pursuant to the Consulting Agreement and that, if so, he had improperly sold the shares issued pursuant to the S-8 registration. On March 29, 2006, the Company through its counsel requested the return of the shares issued to Mr. Novielli. The Company is in negotiations for the immediate return all the shares issued under the Consulting Agreement. The Company also is currently investigating its ability to terminate the effectiveness of the July 25, 2005 S-8 registration statement.

The facts developed thus far through this investigation indicate that the sale by Mr. Novielli or a Novielli Affiliate of the shares covered by the S-8 registration statement may have been resold in the public market in violation of Section 5 of the Securities Act of 1933, as amended. We believe that a limited number of shares of common stock may have been resold in the public market. In the event that the sales of stock of the Company violated Section 5 of the Securities Act of 1933, the Company may be liable for rescission and/or other damages with respect to these sales, including monetary fines or other regulatory sanctions as provided under applicable securities laws. The Company does not condone any activity in violation of the securities laws and is committed to the pursuit of any and all parties who were involved in such transactions to the extent that such sales violated the securities laws

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation provides that we may indemnify our officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with our affairs, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law.

We have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent or is or was serving at our request as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provision of our Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Bootie Beer Corporation in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$580
Accounting Fees and Expenses	$4,000	*
Legal Fees and Expenses	$50,000	*
Total	$54,580

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

When we were originally incorporated, we issued 100,000 shares to Jane Butel for services rendered to us.

In March of 2002, we issued another 100,000 shares to Jane Butel for services rendered in the development of the television programs in the amount of $61,489.

In August 2002, Earth Labs, Inc., which is now named Jane Butel Corporation issued 700,000 shares of our common stock to 16 persons who were minority shareholders of shares of U'i Hawaii, Inc. When they purchased their shares in U'i Hawaii, Inc. in a private placement in January 1999 their shares were to convert to shares of Earth Labs, Inc. (now Jane Butel Corporation) and we received the U'i Hawaii, Inc. shares from these shareholders. The U'i Hawaii, Inc. shares were issued pursuant to an exemption from registration under the Securities Act of 1933 under Section 4(2). The shareholders signed an investment letter acknowledging their shares were not registered and were offered the opportunity to meet with our officers and inspect the books and records. Such shares contain a restricted legend referring to the restrictions on sale or transfer and the transfer agent has been notified not to allow a transfer of the shares.

In September 2002 we issued 13,512,450 shares of our common stock to Jane Butel in exchange for all of the issued and outstanding shares of Tex-Mex, Inc. These shares were issued without registration under the Securities Act of 1933 pursuant to the exemption from registration under Section 4(2) of the Act. In connection with the issuance of these shares the shareholder was offered full access to our books, records and financial information and had the opportunity to discuss the investment with officers of the company. The shareholder acknowledged that the shares were being acquired for investment and not for distribution and that such shares would be issued without registration under the Securities Act of 1933. The shareholder further agreed that the shares being acquired would not be sold or transferred without being registered under the Securities Act of 1933 or pursuant to an exemption from such registration. The certificates for the shares contained a legend referring the restrictions on sale or transfer and the transfer agent has been notified not to allow a transfer of the shares.

On November 1, 2003, we agreed to a consulting agreement with James Terrell for professional services to us. The consulting agreement calls for a total of $1,000,000 in warrants to be issued to Mr. Terrell allowing him to purchase shares of our common stock at $.05 per share. Our stock was not trading at the time of the consulting agreement.

In February of 2004, we issued 100,000 shares of our common stock for legal services valued at a total of $5,000.

On April 23, 2004, we signed a "Warrant Agreement" with 21st Century Technologies Inc. "21st Century" for a total of $200,000 to be advanced to us for one warrant for each dollar advanced. As of June 30, 2004 a total of $103,081 and for the quarter ended September 30, 2004 a total of $123,028 had been advanced. At the option of 21st Century, the warrants can be converted to common stock based upon a conversion formula contained in the agreement. The warrant agreement was amended on September 15, 2004 to reflect the expiration date of three years from the date of issuance and to add a provision that no additional stock, warrant, or options be issued without the approval of 21st Century in writing for a period of one year.

On June 10, 2005, Jane Butel, a New Mexico resident, sold 715,000 shares of our Series A Convertible Preferred Stock to Geneva Atlantic Capital Corp. for $5,000. Theodore Smith, a director of Jane Butel Corporation at the time of the transaction, is the principal of Geneva Atlantic Capital Corp. Each share of Series A Convertible Preferred Stock converts into 100 shares of our common stock.

On June 10, 2005, we entered into a convertible debenture agreement with Jane Butel. The principle amount of the convertible debenture is $256,105. We will pay six percent interest, compounded annually, on the unpaid principle amount of the convertible debenture. We will make payments in the total aggregate amount of $50,000, based on the schedule outlined in the debenture. The holder has the right to convert the debenture into shares of our common stock one year after the closing date and before the close of business on June 10, 2008.
The debenture is only convertible at 1/24th of the Face Amount after twelve months from the issuance date.

On June 16, 2005, we issued convertible debentures of $66,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debentures can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $11,000. The discount is to be amortized over the five year term of the convertible debentures. Amortization of $92 was recorded and included in interest expense for the three months ended June 30, 2005. The debentures are payable on June 16, 2010.

On June 21, 2005, we entered into an Agreement to sell substantially all of our assets to Jane Butel for $500. Pursuant to the Agreement, Jane Butel agreed to assume certain of our liabilities.

On June 21, 2005, we entered into a Settlement Agreement and General Release with 21st Century Technologies, Inc. wherein 21st Century agreed to release us from all claims resulting from prior contracts which we entered into with 21st Century in exchange for our promise to pay 21st Century $710,000 in a convertible debenture. We will pay eight percent annual coupon on the unpaid principle amount of the convertible debenture. The convertible debentures may convert into our common stock upon certain conditions during the term of the convertible debenture. Any unpaid principle will automatically convert into our common stock on June 21, 2008.

On June 21, 2005, as part of the Settlement and General Release executed between the Company and 21st Century Technologies, Inc., we issued convertible debentures of $710,000 to 21st Century Technologies. The purchaser of the convertible debentures is entitled to convert the face amount of the debentures plus accrued interest into our common stock at 100% of the closing bid price on the day of conversion. The debenture is only convertible at 1/12th of the Face Amount after twelve months from the issuance date. The convertible debentures shall pay 8% cumulative interest in cash or common stock, at the purchaser's option, at the time of each conversion. The debentures are payable on June 21, 2008.

On July 15, 2005, we issued convertible debentures of $72,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debentures can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $12,000. The debentures are payable on July 10, 2010.

On July 27, 2005, we issued 49,753,480 shares of common stock to the shareholders of Bootie Beer Company in consideration for the acquisition of all issued and outstanding shares of common stock of Bootie Beer Company.

On August 3, 2005, we issued convertible debentures of $48,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debentures can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $8,000. The discount is to be amortized over the five year term of the convertible debentures. The debentures are payable on August 3, 2005.

On September 2, 2005, we issued convertible debentures of $175,200 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debentures can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $28,400. The discount is to be amortized over the five year term of the convertible debentures. The debentures are payable on September 2, 2010.

On September 6, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Dr. John R. Thodos for $150,000. Dr. Thodos exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. The company has reported the 100,000 shares of common stock as shares to be issued on the consolidated condensed balance sheet.

On September 19, 2005, we issued convertible debentures of $172,400 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debentures can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $28,400. The discount is to be amortized over the five-year term of the convertible debentures. The debentures are payable on June 16, 2010.

On September 27, 2005, we issued a warrant to purchase 100,000 shares of our common stock to Daniel Schuld for $150,000. Mr. Schuld exercised this warrant with a price of $0.01 per share, during the three months ended September 30, 2005. The company has reported the 100,000 shares of common stock as shares to be issued on the consolidated condensed balance sheet.

On October 11, 2005, we issued a warrant to purchase 350,000 shares of our common stock to Andy Belmont Media, Inc. in exchange for services rendered. Andy Belmont Media is entitled to exercise the warrant at any time twelve months after the SEC declares a registration statement filed by the Company effective. The exercise price is $1.50 per share of common stock. The warrant expires on October 11, 2007.

On November 1, 2005, we issued convertible debentures of $192,000 to Dutchess Private Equities Fund, II, LP. The holder of the convertible debentures can convert the face value of the convertible debentures plus accrued interest into shares of our common stock at $1.00 per share. The convertible debentures shall pay 10% cumulative interest, payable in cash or common stock, at the purchaser's option, at the time of each conversion. This debenture was issued at a discount of $32,000. The discount is to be amortized over the five year term of the convertible debentures. The debentures are payable on June 16, 2010.

On September 19, 2006, we issued to four offshore investment funds, secured convertible notes in the principal amount of $700,000 and seven-year warrants to purchase 20,000,000 shares of our common stock at $0.20 per share.

We believe that the issuance of all of these securities was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales imposed on the securities acquired.

ITEM 27. EXHIBITS

Exhibit No.	Description

2.1
Agreement and Plan of Reorganization between the Company and Bootie Beer, the owners of the outstanding pre-merger shares of common stock of Bootie, and Dutchess Advisors Ltd., dated July 19, 2005 (included as exhibit 2.1 to the Form 8-K filed July 27, 2005, and incorporated herein by reference)

3.1
Amended and Restated Articles of Incorporation of registrant (incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

3.2	By-laws of registrant (included as exhibit 3.1 to the Form SB-2 filed December 29, 2004, and incorporated herein by reference)

4.1	Share Exchange Agreement between Tex-Mex, Inc. and Earth Labs, Inc., dated July 2002 (included as exhibit 10.1 to the Form 10-SB12G filed November 21, 2002, and incorporated herein by reference)

4.2	2004 Non-Qualified Stock Compensation Plan (included as exhibit 10.1 to the Form S-8 filed October 26, 2004, and incorporated herein by reference)

4.3	2006 Non-Qualified Stock and Stock Option Plan (incorporated by reference to the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on January 25, 2006)

4.4	Share Exchange Agreement between Tex-Mex, Inc. and Earth Labs, Inc., dated July 2002 (included as exhibit 10.1 to the Form 10-SB12G filed November 21, 2002, and incorporated herein by reference)

4.5	Specimen Stock Certificate (included as exhibit 4.1 to the Form SB-2 filed December 29, 2004, and incorporated herein by reference)

4.6	Warrant Agreement between the Company and 21st Century Technologies, Inc., dated April 23, 2004 (included as exhibit 10.1 to the Form 10-QSB filed May 10, 2004, and incorporated herein by reference)

4.7
Letter Agreement between the Company and 21st Century Technologies, Inc., dated September 15, 2004 (included as exhibit 10.5 to the Form 10-KSB filed September 27, 2004, and incorporated herein by reference)

4.8
Certificate of Class A Convertible Preferred Stock, dated November 23, 2004 (included as exhibit 4.1 to the Form 8-K filed July 29, 2005, and incorporated herein by reference)Convertible Debenture Agreement between the Company and 21st Century Technologies, Inc., dated June 21, 2005 (included as exhibit 4.1 to the Form 8-K filed June 27, 2005, and incorporated herein by reference)

4.9
Convertible Debenture Agreement between the Company and 21st Century Technologies, Inc., dated June 21, 2005 (included as exhibit 4.1 to the Form 8-K filed June 27, 2005, and incorporated herein by reference)

4.10
Convertible Debenture Agreement between the Company and Dutchess Private Equities Fund, II, LP, dated June 16, 2005 (included as exhibit 4.9 to the Form 10-KSB filed October 3, 2005. and incorporated herein by reference)

4.11	Convertible Debenture Agreement between the Company and Dutchess Private Equities Fund, II, LP, dated August 3, 2005 (included as exhibit 4.10 to the From 10-QSB filed May 15, 2006)

4.12	Convertible Debenture Agreement between the Company and Dutchess Private Equities Fund, II, LP, dated September 2, 2005 (included as exhibit 4.11 to the From 10-QSB filed May 15, 2006)

4.13
Convertible Debenture Agreement between the Company and Dutchess Private Equities Fund, II, LP, dated November 1, 2005 (included as exhibit 4.1 to the Form 8-K filed November 2, 2005, and incorporated herein by reference)

4.14
Convertible Debenture Agreement between the Company and Jane Butel, an individual, dated June 10, 2005 (included as exhibit 4.8 to the Form 10-KSB filed October 3, 2005, and incorporated herein by reference)

4.15	Common Stock Purchase Warrant between the Company and John R. Thodos, dated September 6, 2005 (included as exhibit 10.1 to the Form 8-K filed September 19, 2005, and incorporated herein by reference)

4.16	Common Stock Purchase Warrant between the Company and Daniel Schuld, dated September 27, 2005 (included as exhibit 10.1 to the Form 8-K filed October 3, 2005, and incorporated herein by reference)

4.17
Common Stock Purchase Warrant between the Company and Andy Belmont Media, Inc., dated October 11, 2005 (included as exhibit 10.1 to the Form 8-K filed October 12, 2005, and incorporated herein by reference)

4.18	Form of Callable Secured Convertible Note (included as exhibit 4.1 to the Form 8-K filed September 25, 2006, and incorporated herein by reference)

4.19	Form of Stock Purchase Warrant (included as exhibit 4.2 to the Form 8-K filed September 25, 2006, and incorporated herein by reference)

5.1	Opinion and Consent of Sichenzia Ross Friedman Ference LLP (filed herewith)

10.1
Indemnification Agreement between Jane Butel, Tex-Mex, Inc., Earth Labs, Inc., Labarbera Venture Capital, C. Rowland Hanson, Health-E, Inc., and J. Scott Briggs, dated August 16, 2002 (included as exhibit 10.2 to the Form 10-SB12G filed November 21, 2002, and incorporated herein by reference)

10.2	Share exchange agreement between Jane Butel and Earth Labs,Inc.

10.3	Exclusive Distribution Agreement Pecos Valley Spice Co. and Tex-Mex, dated July 15, 2002 (included as exhibit 10.3 to the Form 10-SB12G filed November 21, 2002, and incorporated herein by reference)

10.4
Revised Video Agreement between Tex-Mex, Inc. and Preston-Turri Productions, dated March 27, 2003 (included as exhibit 10.4 to the Form 10-SB12G/A filed April 25, 2003, and incorporated herein by reference)

10.5	Letter Agreement dated September 15, 2004 with 21st Century Technologies, Inc.

10.6	Warrant Agreement dated April 23, 2004 between Registrant and 21st Century Technologies, Inc.

10.7	Office Lease between the Company and Simms Building, Inc., dated March 1, 2004 (included as exhibit 10.2 to the Form 10-QSB filed May 10, 2004, and incorporated herein by reference)

10.8
Financial Advisory Services Agreement between the Company and Greentree Financial Group, Inc., dated September 27, 2004 (included as exhibit 10.6 to the Form SB-2 filed December 29, 2004, and incorporated herein by reference)

10.9	Employment Agreement between the Company and Jane Butel, dated December 27, 2004 (included as exhibit 10.1 to the Form SB-2 filed December 29, 2004, and incorporated herein by reference)

10.10	Licensing Agreement between the Company and Jane F. Butel, dated December 27, 2004 (included as exhibit 10.2 to the Form SB-2 filed December 29, 2004, and incorporated herein by reference)

10.11	Asset Sale Agreement between the Company and Jane Butel, an individual, dated June 21, 2005 (included as exhibit 10.1 to the Form 8-K filed June 22, 2005, and incorporated herein by reference)

10.12
Settlement & General Release between the Company and 21st Century Technologies, Inc., dated June 21, 2005 (included as exhibit 10.1 to the Form 8-K filed June 27, 2005, and incorporated herein by reference)

10.13
Corporate Consulting Agreement between Bootie Beer Company, Inc. and Mike Novielli, dated May 23, 2005 (included as exhibit 10.1 to the Form S-8 filed July 25, 2005, and incorporated herein by reference)

10.14	Employment Agreement between the Company and Tania Torruella, dated September 1, 2005 (included as exhibit 10.14 to the Form 10-Q filed May 15, 2006, and incorporated herein by reference)

10.15	Employment Agreement between the Company and Paul Beleckas, dated September 1, 2005 (included as exhibit 10.15 to the Form 10-Q filed May 15, 2006, and incorporated herein by reference)

10.16	Commercial Lease Agreement between the Company and Rudolph Rountree, dated April 4, 2004 (included as exhibit 10.16 to the Form 10-Q filed May 15, 2006, and incorporated herein by reference)

10.17
Securities Purchase Agreement, dated September 19, 2006, by and among Bootie Beer Corporation, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (included as exhibit 10.1 to the Form 8-K filed September 25, 2006, and incorporated herein by reference)

10.18
Registration Rights Agreement, dated September 19, 2006, by and among Bootie Beer Corporation, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (included as exhibit 10.2 to the Form 8-K filed September 25, 2006, and incorporated herein by reference)

10.19
Security Agreement, dated as of September 19, 2006, by and among Bootie Beer Corporation, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (included as exhibit 10.3 to the Form 8-K filed September 25, 2006, and incorporated herein by reference)

10.20
Intellectual Property Security Agreement, dated September 19, 2006, by and among Bootie Beer Corporation, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (included as exhibit 10.4 to the Form 8-K filed September 25, 2006, and incorporated herein by reference)

14.1	Corporate Code of Conduct and Ethics (included as exhibit 14.1 on the Form 10-KSB filed October 3, 2005, and incorporated herein by reference)

21.1	List of Subsidiaries (included as exhibit 21.1 to the Form 10-Q filed May 15, 2006, and incorporated herein by reference)

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included as exhibit 5.1, filed herewith)

23.2	Consent of Jaspers + Hall, PC, (filed herewith)

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Florida on this October 12, 2006.

BOOTIE BEER CORPORATION

By:	Tania Torruella
Tania Torruella

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tania Torruella his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tania Torruella	Chief Executive Officer	October 12, 2006
Tania Torruella	and Director (Principal Executive
and Financial and Accounting Officer)

/s/ Paul M. Beleckas	President and Director	October 12, 2006
Paul M. Beleckas

/s/ Stephanie Stans Warren	Director	October 12, 2006
Stephanie Stans Warren